Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
BrightSpring Health Services, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of BrightSpring Health Services, Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of self-insurance liabilities

As discussed in Note 1 to the consolidated financial statements, the Company is self-insured for a substantial portion of its general and professional liabilities, automobile liabilities, and workers’ compensation liabilities. As discussed in Note 9 to the consolidated financial statements, accrued expenses include workers’ compensation insurance reserves, general and professional liability insurance reserves, and automobile insurance reserves of $19,966 thousand, $8,328 thousand, and $21,353 thousand, respectively, and long-term liabilities include workers’ compensation insurance reserves, general and professional liability insurance reserves, and automobile insurance reserves of $25,360 thousand, $21,182 thousand, and $9,034 thousand, respectively, as of December 31, 2024.The liabilities recognized for workers’ compensation are actuarially determined estimates, while the other reserves are based on analyses performed by management.

We identified the evaluation of the self-insurance liabilities noted above as a critical audit matter. Specifically, evaluation of the Company’s determination of the claims incurred but not reported for workers’ compensation liabilities involved auditor judgment due to significant measurement uncertainty. In addition, evaluation of the Company’s estimates of the ultimate cost of reported claims related to general and professional liabilities, automobile liabilities, and workers’ compensation liabilities involved actuarial professionals with specialized skills and knowledge. The following are the primary procedures we performed to address this critical audit matter. We evaluated the Company’s ability to estimate self-insurance reserves, and assessed potential management bias, by comparing the prior year estimated reserves to subsequent adjustments to those reserves recorded in the current year. We involved actuarial professionals with specialized skills and knowledge, who assisted in:

•
evaluating the Company’s expected loss rates used to determine claims incurred but not reported for workers’ compensation liabilities by developing an independent expectation of the loss rates using actuarial methodologies and independent assumptions and comparing them to the Company’s expected loss rates
•
evaluating the Company’s determination of the ultimate cost of reported claims by developing an independent estimate of the Company’s loss development factors and comparing them to the Company’s loss development factors used to determine the ultimate cost of reported claims.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Louisville, Kentucky
March 6, 2025, except for the effects of discontinued operations as discussed in Notes 1 and 2, as to which the date is June 10, 2025

BrightSpring Health Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$60,954	$12,430
Accounts receivable, net of allowance for credit losses	902,782	766,900
Inventories	636,561	398,875
Prepaid expenses and other current assets	161,310	157,860
Current assets held for sale	131,447	120,576
Total current assets	1,893,054	1,456,641
Property and equipment, net of accumulated depreciation of $339,892 and $276,134 at December 31, 2024 and 2023, respectively	180,570	175,465
Goodwill	2,363,884	2,300,772
Intangible assets, net of accumulated amortization	595,224	640,255
Operating lease right-of-use assets, net	161,032	166,140
Deferred income taxes, net	5,288	—
Other assets	39,128	68,354
Non-current assets held for sale	687,960	725,094
Total assets	$5,926,140	$5,532,721
Liabilities, Redeemable Noncontrolling Interests, and Equity
Current liabilities:
Trade accounts payable	$923,926	$624,833
Accrued expenses	295,746	414,676
Current portion of obligations under operating leases	38,910	37,011
Current portion of obligations under financing leases	3,463	3,235
Current portion of long-term debt	48,725	32,273
Current liabilities held for sale	117,563	136,409
Total current liabilities	1,428,333	1,248,437
Obligations under operating leases, net of current portion	129,467	134,823
Obligations under financing leases, net of current portion	6,530	5,754
Long-term debt, net of current portion	2,561,858	3,331,941
Deferred income taxes, net	—	23,031
Long-term liabilities	71,190	91,305
Non-current liabilities held for sale	77,177	84,881
Total liabilities	4,274,555	4,920,172
Redeemable noncontrolling interests	3,730	27,139
Shareholders’ equity:
Common stock, $0.01 par value, 1,500,000,000 and 137,398,625 shares authorized, 174,245,990 and 117,857,055 shares issued and outstanding at December 31, 2024 and 2023, respectively	$1,742	$1,179
Preferred stock, $0.01 par value, 250,000,000 authorized; no shares issued and outstanding at December 31, 2024; no shares authorized, issued or outstanding at December 31, 2023	—	—
Additional paid-in capital	1,866,850	771,336
Accumulated deficit	(222,155)	(200,319)
Accumulated other comprehensive income	1,418	12,544
Total shareholders’ equity	1,647,855	584,740
Noncontrolling interest	—	670
Total equity	1,647,855	585,410
Total liabilities, redeemable noncontrolling interests, and equity	$5,926,140	$5,532,721

See accompanying notes to the consolidated financial statements.

BrightSpring Health Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Years Ended December 31,
	2024	2023	2022
Revenues:
Products	$8,754,282	$6,522,450	$5,264,423
Services	1,317,932	1,168,566	1,373,033
Total revenues	10,072,214	7,691,016	6,637,456
Cost of goods	8,008,501	5,840,716	4,635,404
Cost of services	797,286	711,304	917,140
Gross profit	1,266,427	1,138,996	1,084,912
Selling, general, and administrative expenses	1,158,473	1,080,871	925,194
Goodwill impairment loss	—	—	40,856
Operating income	107,954	58,125	118,862
Loss on extinguishment of debt	12,726	—	—
Interest expense, net	190,546	271,899	199,813
Loss from continuing operations before income taxes	(95,318)	(213,774)	(80,951)
Income tax benefit	(26,387)	(31,508)	(390)
Loss from continuing operations, net of income taxes	(68,931)	(182,266)	(80,561)
Income from discontinued operations, net of income taxes	48,410	25,431	26,342
Net loss	(20,521)	(156,835)	(54,219)
Net loss attributable to noncontrolling interests included in continuing operations	(2,459)	(2,232)	(312)
Net loss attributable to BrightSpring Health Services, Inc. and subsidiaries	$(18,062)	$(154,603)	$(53,907)

Net (loss) income per common share (Note 10):
Basic (loss) income per share attributable to common shareholders:
Continuing operations	$(0.34)	$(1.53)	$(0.68)
Discontinued operations	$0.25	$0.22	$0.22
Net loss	$(0.09)	$(1.31)	$(0.46)
Diluted (loss) income per share attributable to common shareholders:
Continuing operations	$(0.34)	$(1.53)	$(0.68)
Discontinued operations	$0.25	$0.22	$0.22
Net loss	$(0.09)	$(1.31)	$(0.46)
Weighted average shares outstanding:
Basic	192,997	117,868	117,840
Diluted	192,997	117,868	117,840

See accompanying notes to the consolidated financial statements.

BrightSpring Health Services, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	For the Years Ended December 31,
	2024	2023	2022
Net loss	$(20,521)	$(156,835)	$(54,219)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(309)	131	(353)
Cash flow hedges:
Net change in fair value, net of tax (1)	15,826	14,948	28,128
Amounts reclassified to earnings, net of tax (2)	(26,643)	(23,727)	(503)
Total other comprehensive (loss) income	(11,126)	(8,648)	27,272
Total comprehensive loss	(31,647)	(165,483)	(26,947)
Comprehensive loss attributable to redeemable noncontrolling interests	(1,789)	(2,167)	(312)
Comprehensive loss attributable to noncontrolling interest	(670)	(65)	—
Comprehensive loss attributable to BrightSpring Health Services, Inc. and subsidiaries	$(29,188)	$(163,251)	$(26,635)

(1) The income tax effects of the net change in fair value were $(5,149), $(4,591), and $(9,026) for the years ended December 31, 2024, 2023, and 2022, respectively.

(2) The income tax effects of amounts reclassified to earnings were $8,646, $7,683, and $167 for the years ended December 31, 2024, 2023, and 2022, respectively.

See accompanying notes to the consolidated financial statements.

BrightSpring Health Services, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(In thousands, except share data or otherwise indicated)

	Common Stock		Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total
	Shares	Amount
Balances at January 1, 2022	117,824,173	$1,178	$772,451	$971	$217	$—	$774,817
Net loss (1)	—	—	—	(53,907)	—	—	(53,907)
Other comprehensive income, net of tax	—	—	—	—	27,272	—	27,272
Share-based compensation	—	—	3,547	—	—	—	3,547
Acquisition of noncontrolling interest	—	—	1,890		—	—	1,890
Adjustments to redemption value of redeemable noncontrolling interest		—		923	—	—	923
Shares issued under share-based compensation plan, including tax effects	36,666	1	233	—	—	—	234
Other	—	—	—	6,297	(6,297)	—	—
Balances at December 31, 2022	117,860,839	$1,179	$778,121	$(45,716)	$21,192	$—	$754,776
Net loss (1)	—	—	—	(154,538)	—	(65)	(154,603)
Other comprehensive loss, net of tax	—	—	—	—	(8,648)	—	(8,648)
Share-based compensation	—	—	3,917	—	—	—	3,917
Repurchase of shares of common stock	(81,654)	(1)	(1,299)	—	—	—	(1,300)
Shares issued under share-based compensation plan, including tax effects	77,870	1	597		—	—	598
Repurchase of stock options	—	—	(10,000)	—	—	—	(10,000)
Investment in noncontrolling interest	—	—	—	(65)	—	735	670
Balances at December 31, 2023	117,857,055	$1,179	$771,336	$(200,319)	$12,544	$670	$585,410
Net loss (1)	—	—	—	(18,062)	—	(670)	(18,732)
Other comprehensive loss, net of tax	—	—	—	—	(11,126)	—	(11,126)
Share-based compensation	—	—	69,174	—	—	—	69,174
Exercise of stock options	234,608	2	1,533	—	—	—	1,535
Issuance of common stock for settlement of RSUs	241,971	2	(2)	—	—	—	—
Shares withheld related to net share settlement	(93,678)	(1)	(1,195)	—	—	—	(1,196)
Shares issued for payment of acquisition	2,570,503	26	31,055	—	—	—	31,081
Derecognition of redeemable noncontrolling interest, net of tax	—	—	12,439	(3,774)	—	—	8,665
Issuance of common stock on initial public offering, net (2)	53,333,334	533	661,244	—	—	—	661,777
Proceeds from stock purchase contract issued under tangible equity units, net (3)	—	—	321,611	—	—	—	321,611
Other	102,197	1	(345)	—	—	—	(344)
Balances at December 31, 2024	174,245,990	$1,742	$1,866,850	$(222,155)	$1,418	$—	$1,647,855

(1) Net loss to the Company for the years ended December 31, 2024, 2023, and 2022 excludes $(1,789), $(2,167), and $(312), respectively, allocable to the redeemable noncontrolling interests for our joint venture arrangements.

(2) Issuance of common stock on initial public offering is presented net of underwriting discounts and commissions, and offering-related expenses of $36.8 million and tax benefit of $5.3 million.

(3) Proceeds from stock purchase contract issued under tangible equity units is presented net of underwriting discounts and commissions of $9.1 million.

See accompanying notes to the consolidated financial statements.

BrightSpring Health Services, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2024	2023	2022
Operating activities:
Net loss	$(20,521)	$(156,835)	$(54,219)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	204,482	202,336	203,970
Impairment of long-lived assets	10,235	10,631	10,821
Change in fair value of contingent consideration, net	2,261	—	—
Payment of contingent consideration in excess of acquisition date fair value	(2,351)	—	—
Goodwill impairment	—	—	40,856
Provision for credit losses	33,998	23,237	15,065
Amortization of deferred debt issuance costs	12,108	20,916	20,439
Share-based compensation	69,174	3,917	3,547
Deferred income taxes, net	(25,914)	(52,632)	(27,962)
Loss on divestiture	—	—	5,502
Loss on extinguishment of debt	12,726	—	—
Loss (gain) on disposition of fixed assets	101	349	(903)
Other	(2,451)	(572)	2,696
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(179,040)	(127,246)	(150,466)
Prepaid expenses and other current assets	7,595	(34,899)	(24,280)
Inventories	(236,514)	28,660	(131,833)
Trade accounts payable	303,209	105,649	133,466
Accrued expenses	(144,580)	193,633	(46,035)
Other assets and liabilities	(20,744)	(6,361)	(5,317)
Net cash provided by (used in) operating activities	$23,774	$210,783	$(4,653)

BrightSpring Health Services, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(In thousands)

	For the Years Ended December 31,
	2024	2023	2022
Investing activities:
Purchases of property and equipment	$(80,913)	$(73,527)	$(70,113)
Acquisitions of businesses, net of cash acquired	(59,797)	(63,058)	(42,459)
Proceeds from sale of business, net of cash divested	—	—	155,793
Other	473	2,152	2,135
Net cash (used in) provided by investing activities	$(140,237)	$(134,433)	$45,356
Financing activities:
Long-term debt borrowings	$2,566,000	$—	$—
Long-term debt repayments	(3,396,334)	(30,441)	(40,721)
Proceeds from issuance of common stock on initial public offering, net	656,485	—	—
Proceeds from issuance of tangible equity units, net	389,000	—	—
Borrowings (repayments) of the Revolving Credit Facility, net	12,600	(24,100)	(17,300)
Payment of debt issuance costs	(47,045)	—	—
Repurchase of shares of common stock	(650)	(650)	—
Proceeds from shares issued under share-based compensation plan	1,535	598	234
Taxes paid related to net share settlement of equity awards	(1,196)	—	—
Repurchase of stock options	—	(10,000)	—
Payment of contingent consideration up to acquisition date fair value	(1,805)	(1,453)	(4,364)
Distributions to redeemable noncontrolling interests	—	—	(750)
Purchase of redeemable noncontrolling interest	(2,316)	—	—
Investment in noncontrolling interests	—	735	—
Payment of financing lease obligations	(11,629)	(11,596)	(10,909)
Net cash provided by (used in) financing activities	$164,645	$(76,907)	$(73,810)
Net increase (decrease) in cash and cash equivalents	48,182	(557)	(33,107)
Cash and cash equivalents at beginning of year	13,071	13,628	46,735
Cash and cash equivalents at end of year	$61,253	$13,071	$13,628
Cash and cash equivalents included in assets held for sale at end of year	299	641	419
Cash and cash equivalents included in continuing operations at end of year	$60,954	$12,430	$13,209
Supplemental disclosures of cash flow information:
Cash paid for:
Interest, net	$211,387	$303,530	$213,308
Income taxes, net of refunds	$24,953	$37,499	$28,851
Supplemental schedule of non-cash investing and financing activities:
Notes issued and contingent liabilities assumed in connection with acquisitions	$22,302	$7,519	$5,134
Financing lease obligations (Note 13)	$13,095	$11,562	$10,652
Repurchases of common stock in accounts payable	$—	$650	$—
Purchases of property and equipment in accounts payable	$12,136	$12,981	$4,597
Acquisition consideration in accounts payable	$—	$2,500	$—
Consideration for purchase of redeemable noncontrolling interest in accounts payable	$5,100	$—	$—
Shares issued in connection with acquisitions	$31,081	$—	$—

See accompanying notes to the consolidated financial statements.

BrightSpring Health Services, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Significant Accounting Policies

Description of Business

BrightSpring Health Services, Inc. and its subsidiaries (“BrightSpring,” the “Company,” “we,” “us,” or “our”) is a leading home and community-based healthcare services platform, focused on delivering complementary pharmacy and provider services to complex patients. Our platform delivers clinical services and pharmacy solutions across Medicare, Medicaid, and commercially-insured populations.

On December 7, 2017, affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Walgreens Boots Alliance, Inc. (“WBA”) purchased PharMerica Corporation (“PharMerica”) and on March 5, 2019, expanded with the acquisition of BrightSpring Health Holdings Corp. (“BrightSpring Corp. Acquisition”). The surviving entity was renamed BrightSpring Health Services, Inc.

BrightSpring Health Services, Inc. completed its initial public offering (“IPO”) of 53,333,334 shares of its common stock at a price of $13.00 per share and its concurrent offering of 8,000,000 6.75% tangible equity units (“TEUs”) with a stated amount of $50.00 per unit in January 2024 (collectively, “the IPO Offerings”). The net proceeds from the IPO Offerings amounted to $656.5 million and $389.0 million for the common stock and TEUs, respectively, after deducting underwriting discounts, commissions, and offering-related expenses. The common stock and TEUs began trading on the Nasdaq Global Select Market on January 26, 2024 under the ticker symbols “BTSG” and “BTSGU,” respectively. BrightSpring Health Services, Inc. used a portion of the net proceeds received from the IPO Offerings to repay certain indebtedness (see Note 6) and pay termination fees in connection with the termination of our monitoring agreement with KKR and WBA (the “Monitoring Agreement”) (see Note 17). The remaining proceeds were retained for general corporate purposes.

On January 17, 2025, the Company entered into a purchase agreement to divest its community living services, home and community based waiver programs, and intermediate care facilities (the “Community Living business”). The transaction is subject to customary closing conditions and certain other antitrust laws and is expected to close in 2025.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BrightSpring Health Services, Inc. and its subsidiaries. The Company consolidates its majority-owned and controlled entities, including variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated.

We record a noncontrolling interest for the allocable portion of income or loss and comprehensive income or loss to which the noncontrolling interest holders are entitled based upon their ownership share of the affiliate. The Company determined noncontrolling interests for certain of these VIEs to be redeemable noncontrolling interests, which are presented on the consolidated balance sheets as redeemable noncontrolling interests (see Note 16).

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

As a result of the Company's plan to divest the Community Living business, discussed further in Note 2, the Community Living business met the criteria to be reported as discontinued operations and held for sale. The Company has retrospectively revised and recast the historical results of the Community Living business, including the results of operations, cash flows, and related assets and liabilities, as discontinued operations and held for sale for all periods presented herein. Unless otherwise noted, all activities and amounts reported in the accompanying notes to the consolidated financial statements relate to the continuing operations of the Company and exclude activities and amounts related to the Community Living business.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts and related disclosures. We rely on historical experience and on various other assumptions that we believe to be reasonable under the circumstances to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates are involved in the valuation of accounts receivable, inventory, long-lived assets, intangible assets, derivatives, contingent consideration, taxes, insurance reserves, share-based compensation, and goodwill. Actual amounts may differ from these estimates.

Revenue Recognition

The Company recognizes the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. For transactions involving the transfer of goods, revenues are primarily recognized when the customer obtains control of the products sold, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. For transactions exclusively involving provision of services, revenues are recognized over time based on an appropriate measure of progress. Additionally, where we are required to collect sales taxes from our customers, revenue is recognized net of any taxes collected, and the sales tax amounts are recorded as a liability until remitted to the governmental taxing authorities. The Company’s revenue recognition policy by reportable segment is as follows:

Provider Services

Provider Services revenues are generated from providing care services directly to consumers under contracts with state, local and other governmental agencies, as well as commercial insurance companies, long-term care insurance policies, private pay customers, and management contracts with private operators. Generally, these contracts, which are negotiated based on current contract practices as appropriate for the payor, establish the terms of a customer relationship and set the broad range of terms for services to be performed at stated rates. The contracts do not give rise to rights and obligations until a service request is placed with the Company. Contract terms vary but generally are for one year or less with available renewal options and a thirty-to-sixty-day reimbursement period. When a service request is placed with the Company, it creates the performance obligation to provide a defined quantity of service hours per patient. Performance obligations to deliver patient care services are satisfied over time and revenue is recognized using a time-based input method to measure progress against the contract between the Company and the customer, given that consumers simultaneously receive and consume the benefits provided by the Company as the services are performed. Revenues are recognized over a period of time as the services are rendered at the contractual rate established at or before the time services are rendered; thus, there are no forms of variable consideration associated with the various revenue streams.

Pharmacy Solutions

Pharmacy Solutions revenues are generated from the products and services provided in association with the distribution of prescription drugs to consumers primarily under contracts with Prescription Drug Plans (“PDPs”) under Medicare Part D, state Medicaid programs, long-term care institutions, third party insurance companies and private payors. Services provided include individualized medication management and support, staff and patient support programs and solutions, regulatory support, and product delivery. When an order for a prescription is placed with the Company, it creates the performance obligation to deliver a prescription and related services. The performance obligation is satisfied at a point in time upon shipment for specialty pharmacies and upon delivery for home and community-based pharmacies and facility-based pharmacies. Revenues are recognized at a point in time when the associated performance obligations are satisfied at the contractual rate established at or before the time the performance obligation is satisfied.

Contractual Allowances

Revenues and the associated receivables are based upon the actual reimbursements expected to be received and include contractual allowances based upon historical trends, contractual reimbursement terms, and other factors which may impact ultimate reimbursement. Amounts are adjusted to actual reimbursed amounts based upon cash receipts.

Cost of Goods and Cost of Services

We classify expenses directly related to providing goods and services, including associated depreciation and amortization expense, as cost of goods and cost of services, respectively. Direct costs and expenses primarily include cost of drugs, salaries and benefits for direct care and service professionals, contracted labor costs, insurance costs, transportation costs for clients requiring services, certain client expenses such as supplies and medicine, facility occupancy expenses, which primarily comprise rent and utilities, and other miscellaneous direct goods or service-related expenses.

Supplier Rebates

Pharmacy Solutions receives rebates on purchases from select vendors and suppliers for achieving purchase volumes, primarily through agreements with or between WBA, certain of its affiliates, and AmerisourceBergen Drug Corporation (“ABDC”). Rebates for brand name products are generally based on purchasing volumes or actual prescriptions dispensed. Rebates for generic products are primarily based on achieving purchasing volume requirements or other contractually based requirements. The Company considers these rebates product discounts, and as a result, the rebates are recorded as a reduction of product cost and relieved through cost of goods upon the sale of the related inventory or as a reduction of inventory for drugs which have not yet been sold. The rebate recorded is adjusted, if necessary, after the third party validates the appropriate data and notifies the Company of its agreement under the terms of the contract.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and cash equivalents with original maturities of three months or less. The Company places its cash in financial institutions that are federally insured. The majority of the Company’s bank accounts are zero balance accounts where cash needs are funded as checks are presented for payment by the holder. Checks issued pending clearance that result in overdraft balances for accounting purposes are included in accrued expenses in our consolidated balance sheets, and the change in the related balances are reflected in operating activities in the Company’s consolidated statements of cash flows.

Accounts Receivable

Accounts receivable primarily consist of amounts due from PDPs under Medicare Part D, institutional healthcare providers, state Medicaid programs, other government agencies, third party insurance companies, and private payors. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for credit losses to reduce the carrying value of such receivables to the extent it is probable that a portion or all of a particular account will not be collected, with the related expense recorded as a component of selling, general, and administrative expenses. The allowance for credit losses totaled $45.0 million, $45.9 million and $47.4 million as of December 31, 2024, 2023, and 2022, respectively, and is reflected in accounts receivable, net of allowance for credit losses in our consolidated balance sheets.

We regularly monitor past due accounts and establish appropriate reserves to cover potential losses and consider historical experience, pricing discrepancies, the current economic environment, customer credit ratings and/or bankruptcies to develop our allowance for credit losses. We review these factors quarterly to determine if any adjustments are needed to the allowance and write off any amounts deemed uncollectible against the established allowance for credit losses. Activity in the allowance for credit losses for the years ended December 31, 2024 and 2023 included provisions of credit losses of $34.0 million and $23.3 million, respectively; write offs of $40.7 million and $26.3 million, respectively; and recoveries and other changes of $5.8 million and $1.5 million, respectively.

Inventories

Inventory is primarily located at the Company’s pharmacy locations. Inventory consists solely of finished products (primarily prescription drugs) and is valued at the lower of first-in, first-out (“FIFO”) cost or net realizable value. Physical inventory counts are performed, at a minimum, on a quarterly basis at all pharmacy sites. Inventory and cost of goods are adjusted based upon the results of the physical inventory counts.

Investments

We consolidate investments when the entity is a VIE and we are the primary beneficiary, or if we have controlling interests in the entity, which is generally ownership in excess of 50%. Third party equity interests in our consolidated joint ventures are reflected as noncontrolling interests or redeemable noncontrolling interests in our consolidated financial statements.

We account for investments in entities in which we have the ability to exercise significant influence under the equity method if we hold 50% or less of the voting stock and the entity is not a VIE in which we are the primary beneficiary. The book value of investments that we account for under the equity method of accounting totaled $0.7 million as of December 31, 2024 and 2023, and is reflected in other assets within our consolidated balance sheets.

Goodwill and Intangible Assets

The Company tests goodwill for impairment annually as of October 1, or more frequently if impairment indicators arise. The Company had six reporting units for the purpose of goodwill testing in 2024 and 2023: Institutional Pharmacy, Home Infusion, Specialty Solutions, Hospice Pharmacy, Behavioral Health, and Home Health and Therapies. The Community Living business represents a portion of the Behavioral Health reporting unit. In 2022, the Company had a seventh reporting unit, Workforce Solutions, which was sold effective November 1, 2022. In 2024, 2023 and 2022, the Company performed a quantitative assessment of all reporting units as of October 1. Refer to Note 5 for discussion of results.

Our intangible assets consist primarily of customer relationships, trade names, and definite-lived licenses, which are amortized over two to twenty years, based on their estimated useful lives. We also have indefinite-lived intangible licenses. The Company tests all intangible assets for impairment at least annually, and more frequently if impairment indicators arise. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized. We elected to perform a qualitative assessment for all intangible assets for our annual impairment test in the fourth quarter of 2024, 2023 and 2022. As a result of our qualitative analyses, we determined that it was more-likely-than-not that the fair values of our indefinite-lived intangible assets were greater than their carrying values. We recorded impairment related to definite-lived intangible licenses of $1.7 million, $1.5 million, and $0.4 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Debt Issuance Costs

The Company capitalizes financing fees related to acquiring or issuing new debt instruments. These expenditures include bank fees and premiums, legal costs, and filing fees. Debt issuance costs are capitalized and amortized as interest expense over the terms of the related debt using the effective interest rate method. Debt issuance costs related to term loans and specified maturity borrowings are presented as a direct reduction of the carrying value of the debt. Debt issuance costs related to revolving credit facilities and lines of credit are presented as other assets in our consolidated balance sheets.

Deferred Offering Costs

Deferred offering costs of $5.6 million, which consist of legal, accounting, filing, and other fees and costs directly attributable to the Company's IPO, were capitalized, and upon completion of the IPO in January 2024, were subsequently recorded in shareholders' equity as a reduction of proceeds during the first fiscal quarter. As of December 31, 2023, deferred offering costs of $3.9 million were capitalized and included in other assets in our consolidated balance sheets. There were no deferred offering costs as of December 31, 2024.

Derivative Financial Instruments

The Company has interest rate swap agreements to manage its interest rate exposure. The Company does not use financial instruments for trading or other speculative purposes.

The interest rate swap agreements are designated as qualifying cash flow hedging relationships and changes in the fair values that are included in the assessment of effectiveness are recognized in accumulated other comprehensive income (“AOCI”) until the hedged items affect earnings. The Company formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. The gain or loss on the derivative included in the assessment of effectiveness is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

The Company’s policy for treatment of discontinued derivative instruments states that the Company will discontinue hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk, the derivative expires or is sold, terminated, or exercised, the cash flow hedge is de-designated because a forecasted transaction is not probable of occurring, or management determines to remove the designation of the cash flow hedge. Additionally, if it becomes probable that a forecasted transaction will not occur, the Company will recognize immediately in earnings gains and losses that were accumulated in OCI related to the hedging relationship. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company would continue to carry the derivative at its fair value on the consolidated balance sheets and recognize any subsequent changes in its fair value in earnings.

Income Taxes

Our provision for income taxes is based on expected book income, permanent book/tax differences, discrete items, and statutory tax rates in the various jurisdictions in which we operate. Income tax (benefit) expense includes the recognized portion of current and deferred income taxes at a federal, state, and local level. Significant estimates and judgments are required in determining the provision for income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred assets if it is more-likely-than-not that some portion or all of the net deferred tax assets will not be realized.

The Company recognizes tax benefits that are considered more-likely-than-not to be sustained. Recognized income tax positions are measured at the largest amount that is more-likely-than-not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Our policy is to recognize interest related to unrecognized tax benefits as interest expense, and penalties as selling, general, and administrative expenses in the consolidated statements of operations.

Legal Contingencies

We are a party to numerous claims and lawsuits with respect to various matters. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 15.

Insurance Losses

We self-insure a substantial portion of our general and professional liability, automobile liability, workers’ compensation risks, and health benefits, subject to certain stop loss coverage at a high level of losses. Provisions for losses for workers’ compensation risks and health benefits are based upon actuarially determined estimates and include an amount determined from reported claims and an amount based on past experiences for losses incurred but not reported. Estimates of workers’ compensation claims reserves have been discounted using a discount rate of 4.5% and 4.0% at December 31, 2024 and 2023, respectively. Provisions for general and professional and automobile liabilities are recorded on a claims-made basis, which includes estimates of fully developed losses for both reported and unreported claims. Accruals for general and professional and automobile liabilities are based on analyses performed internally by management. The liabilities are evaluated quarterly, and any adjustments are reflected in earnings in the period identified. These liabilities are necessarily based on estimates and, while we believe that the provision for loss is adequate, the ultimate liability may differ than the amounts recorded.

Transition Services Agreement (“TSA”)

In conjunction with the divestiture of Workforce Solutions on November 1, 2022, BrightSpring entered into a TSA with the buyer to provide certain transition services in exchange for service fees totaling $15.0 million over the 36 months following the close of the transaction. Services provided primarily include business development, finance and accounting, human resources, IT, facilities management, and compliance. For the years ended December 31, 2024 and 2023, the Company recognized $5.0 million and $7.1 million of other income within selling, general, and administrative expenses in our consolidated statements of operations related to services rendered under the TSA. For the year ended December 31, 2022, other income related to the TSA was not significant.

Fair Value of Financial Instruments

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

(a) Level 1	Quoted prices in active markets for identified assets or liabilities.
(b) Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability.
(c) Level 3	Unobservable inputs used in valuations in which there is little market activity for the asset or liability at the measurement date.

At December 31, 2024 and 2023, the fair value of cash and cash equivalents, accounts receivable, trade accounts payable, and accrued expenses approximated their carrying values because of the short-term nature of these instruments. The carrying amounts of the Company’s long-term debt approximated fair value as interest rates and negotiated terms and conditions are consistent with current market rates due to the close proximity of recent refinancing transactions to the dates of these consolidated financial statements. All debt classifications and interest rate swaps represent Level 2 fair value measurements. Contingent consideration, which is comprised of future earn-outs and a post-closing equity adjustment feature associated with an acquisition, represents a Level 3 fair value measurement as there is little or no market data available. Refer to Note 14.

Leases

We determine if an arrangement is, or contains, a lease at contract inception and recognize a right-of-use asset and a lease liability at the lease commencement date. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet for select asset classes. The lease liability is measured at the present value of future lease payments as of the lease commencement date. The right-of-use asset recognized is based on the lease liability adjusted for prepaid and deferred rent and unamortized lease incentives. Amortization of the right-of-use asset and accretion of the lease liability for an operating lease are recognized as a single lease cost, on a straight-line basis, over the lease term and included in cost of goods, cost of services, or selling, general, and administrative expenses on our consolidated statements of operations. A finance lease right-of-use asset is amortized on a straight-line basis over the lesser of the useful life of the leased asset or lease term, with interest costs reported separately. Variable common area maintenance and property tax expenses are expensed as incurred. Reductions of the right-of-use asset and the change in the lease liability are included within the changes in other assets and liabilities within operating activities on our consolidated statements of cash flows.

As our leases do not provide an implicit discount rate, we use our incremental borrowing rate as the discount rate for our leases, which is equal to the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. We determine the incremental borrowing rate applicable to each lease by reference to our outstanding secured borrowings. We then obtain a corporate yield curve with the same rating from an external source to adjust for differing tenors to reflect differing lease terms. We have elected to use the portfolio approach in determining our incremental borrowing rate. The incremental borrowing rate for all new or amended leases is based upon the lease terms. The lease terms for all the Company’s leases include the contractually obligated period of the leases, plus any additional periods covered by Company options to extend the leases that the Company is reasonably certain to exercise.

Certain leases provide that the lease payments may be increased annually based on the fixed rate terms or adjustable terms such as the Consumer Price Index. Future base rent escalations that are not contractually quantifiable as of the lease commencement date are not included in our lease liability.

We regularly review the carrying value of our right-of-use assets with respect to any events or circumstances that indicate a possible inability to recover their carrying amount. Indicators of impairment include, but are not limited to, loss of contracts, significant census declines, reductions in reimbursement levels, significant litigation, and impact of economic conditions on service demands and levels. Our evaluation is based on undiscounted cash flows, operating results, as well as significant events or changes in the reimbursement or regulatory environment. If the undiscounted cash flows suggest the recorded amounts cannot be recovered, the carrying values of such assets are reduced to fair value. We recorded a right-of-use asset impairment of $2.3 million, $1.0 million and $1.6 million for the years ended December 31, 2024, 2023 and 2022, respectively, included within selling, general, and administrative expenses on the consolidated statements of operations.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (generally, three to ten years for equipment and software and twenty years for buildings). Leasehold improvements are depreciated over the shorter of their estimated useful lives or the terms of their respective leases (generally, one to fifteen years).

We regularly review the carrying value of long-lived assets, with respect to any events or circumstances that indicate a possible inability to recover their carrying amount. Indicators of impairment include, but are not limited to, loss of contracts, significant census declines, reductions in reimbursement levels, significant litigation, and impact of economic conditions on service demands and levels. Our evaluation is based on undiscounted cash flows, operating results, as well as significant events or changes in the reimbursement or regulatory environment. If the undiscounted cash flows suggest the recorded amounts cannot be recovered, the carrying values of such assets are reduced to fair value. There was no impairment for the years ended December 31, 2024, 2023 and 2022.

Segments

Operating segments are defined as components of a company that engage in business activities from which it may earn revenues and incur expenses, and for which separate financial information is available and is regularly reviewed by the Company’s chief operating decision maker (“CODM”) to assess the performance of the individual segments and make decisions about resources to be allocated to the segments. The Company’s operating segments have been identified based upon similar economic characteristics, nature of services, types of customers, and how the CODM manages the business and allocates resources in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting. The Company has identified three operating segments and has aggregated two of these operating segments into the Provider Services reportable segment. The Pharmacy Solutions operating segment is also a reportable segment.

In our Provider Services reportable segment, we provide a variety of services to help manage the whole-person health of our patients in their homes and communities through services such as home health care and hospice care and long-term specialty care. This includes providing services to support individuals who need assistance with daily living due to an intellectual, developmental or cognitive disability.

Our Pharmacy Solutions segment operates long-term institutional pharmacies, hospice pharmacies, specialty oncology pharmacies, and home infusion centers. Our service offerings are impacted by medication availability and reliability, cost containment, staff and patient support solutions, and regulatory support. Our Pharmacy Solutions segment is designed to drive medication adherence, patient outcomes, process efficiency, and compliance in a number of areas.

Substantially all of the Company’s revenues are generated inside the United States, with the Provider Services segment generating insignificant amounts of revenue in Canada. Refer to Note 18 for additional information on the Company’s segments.

Share-Based Compensation

The Company measures and recognizes compensation expense for share-based compensation awards based on the fair value of each award at its grant date and recognizes expense over the related service period on a straight-line basis. The Company accounts for forfeitures of share-based compensation awards as they occur. Compensation expense for share-based payments is included in cost of goods, cost of services, and selling, general, and administrative expenses in our consolidated statements of operations.

Foreign Currency Translation

BrightSpring’s Canadian subsidiary designates its local currency as its functional currency. Operating results are translated into U.S. dollars using monthly average exchange rates, while balance sheet accounts are translated using period-end exchange rates. The resulting translation adjustments are included as a component of AOCI in shareholders’ equity. Operating results from foreign operations are not material to our consolidated financial statements.

Government Actions to Mitigate COVID-19’s Impact

On May 11, 2023, the Department of Health and Human Services declared that the COVID-19 pandemic is no longer a public health emergency. Through the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program and Health Care Enhancement Act, and the Consolidated Appropriations Act, $178 billion of funding was authorized to be distributed to health care providers through the Provider Relief Fund (“PRF”) in response to COVID-19. The Company did not receive or recognize into income any funds from the PRF during the year ended December 31, 2024. The Company received and recognized into income $18.8 million in the year ended December 31, 2023, as compared with receiving no funds and recognizing $29.8 million into income during the year ended December 31, 2022. The income recognized in each period was offset directly by expenses incurred within selling, general, and administrative expenses in our consolidated statements of operations, resulting in no net financial impact to the Company.

Recently Adopted Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting. This ASU requires the following disclosures on an annual and interim basis:

•
Significant segment expenses that are regularly provided to the CODM and included with each reported measure of segment profit/loss;
•
Other segment items by reportable segment, consisting of differences between segment revenue and segment profit/loss not already disclosed above;
•
Other information by reportable segment, including total assets, depreciation and amortization, and capital expenditures; and
•
The title of the CODM and an explanation of how the CODM uses the reported measures of segment profit/loss in assessing segment performance and deciding how to allocate resources.

The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted, and should be applied on a retrospective basis. The Company adopted the ASU for the year ended December 31, 2024. This ASU had no impact on the Company’s consolidated financial condition or results of operations. Refer to Note 18 for the related segment disclosures.

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires the following disclosures on an annual basis:

•
A tabular rate reconciliation using both percentages and amounts, broken out into specific categories with certain reconciling items at or above 5% of the statutory tax further broken out by nature and/or jurisdiction;

•
Qualitative disclosure of the nature and effect of significant reconciling items by specific categories and individual jurisdictions; and
•
Income taxes paid (net of refunds received), broken out between federal, state/local and foreign, and amounts paid to an individual jurisdiction when 5% or more of the total income taxes paid.

The amendments in this ASU are effective for annual periods beginning after December 15, 2024, with early adoption permitted, and should be applied on a prospective basis. This ASU will have no impact on the Company’s consolidated financial condition or results of operations. The Company is currently evaluating the impact to the income tax disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which was further clarified in January 2025 through the issuance of ASU 2025-01. These ASUs require new financial statement disclosures to provide disaggregated information for certain types of expenses, including purchases of inventory, employee compensation, depreciation, and amortization in commonly presented expense captions such as cost of goods and services and selling, general and administrative expenses. The amendments in this ASU are effective for annual periods beginning after December 15, 2026, with early adoption permitted. The adoption of this guidance will have no impact on the Company's consolidated financial condition or results of operations. The Company is currently evaluating the impact to the related disclosures.

2. Discontinued Operations

On January 17, 2025, BrightSpring entered into a definitive agreement to sell its Community Living business to National Mentor Holdings, Inc. (the “Purchaser”), for $835.0 million in cash upon closing, subject to certain post-closing adjustments. We entered into the transaction in order to streamline our service offerings and further focus on the senior and specialty populations. The transaction is currently expected to close in 2025, subject to receipt of customary regulatory approvals and satisfaction of other closing conditions.

The Company has determined the divestiture of the Community Living business represents a strategic shift that will have a major effect on its business and has concluded the criteria for classification as discontinued operations were met. Accordingly, the Community Living business is reported as discontinued operations in accordance with Accounting Standards Codification (“ASC”) 205-20, Discontinued Operations. The related assets and liabilities of the Community Living business are classified as assets and liabilities held for sale in the accompanying consolidated balance sheets and the results of operations from the Community Living business are classified as discontinued operations in the consolidated statements of operations. Applicable amounts in prior years have been retrospectively revised and recast to conform to this discontinued operations presentation. The Community Living business was historically presented as a part of the Provider Services reportable segment.

In accordance with ASC 205-20, Allocation of Interest to Discontinued Operations, the Company elected to allocate interest expense to discontinued operations for the Company’s debt that is not directly attributed to the Community Living business. Interest expense was allocated based on a ratio of net assets held for sale to the sum of consolidated net assets and consolidated debt. In addition, upon closing of the divestiture, we will enter into a transition services agreement with the Purchaser to support the Purchaser's post-closing operations of the Community Living business by providing the Purchaser with certain transition services in exchange for service fees in the form of both fixed-price and pass through costs. Transition services will primarily include finance and accounting, human resources, IT, facilities management, and compliance.

The financial results of the Community Living business are presented as income from discontinued operations on our consolidated statements of operations. The following table presents the financial results of the Community Living business (in thousands):

	For the Years Ended December 31,
	2024	2023	2022
Services revenue	$1,194,258	$1,135,159	$1,083,104
Cost of services	872,250	840,361	813,772
Gross profit	322,008	294,798	269,332
Selling, general, and administrative expenses	223,588	205,743	200,364
Operating income of discontinued operations	98,420	89,055	68,968
Interest expense, net	37,840	52,694	33,771
Income from discontinued operations before incomes taxes	60,580	36,361	35,197
Income tax expense from discontinued operations	12,170	10,930	8,855
Income from discontinued operations, net of income taxes	$48,410	$25,431	$26,342

The following table presents the aggregate carrying amounts of assets and liabilities held for sale for the Community Living business in the consolidated balance sheets (in thousands):

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$299	$641
Accounts receivable, net of allowance for credit losses	125,872	114,727
Inventories	4,007	3,901
Prepaid expenses and other current assets	1,269	1,307
Total current assets held for sale	131,447	120,576
Property and equipment, net of accumulated depreciation of $110,417 and $91,955 at December 31, 2024 and December 31, 2023, respectively	69,715	70,443
Goodwill	307,640	307,640
Intangible assets, net of accumulated amortization	216,258	241,221
Operating lease right-of-use assets, net	88,717	101,306
Deferred income taxes, net	287	—
Other assets	5,343	4,484
Total assets held for sale	$819,407	$845,670
Liabilities
Current liabilities:
Trade accounts payable	$17,366	$16,774
Accrued expenses	60,791	77,687
Current portion of obligations under operating leases	30,755	34,042
Current portion of obligations under financing leases	8,651	7,906
Total current liabilities held for sale	117,563	136,409
Obligations under operating leases, net of current portion	58,147	66,832
Obligations under financing leases, net of current portion	18,461	16,774
Deferred income taxes, net	—	637
Long-term liabilities	569	638
Total liabilities held for sale	$194,740	$221,290

The following table presents the significant non-cash items and purchases of property and equipment for the discontinued operations that are included in the accompanying consolidated statements of cash flows (in thousands):

	For the Years Ended December 31,
	2024	2023	2022
Cash flows from discontinued operations operating activities:
Depreciation and amortization	$42,338	$41,779	$43,637
Share-based compensation	7,838	137	183
Impairment of long-lived assets	6,238	8,134	8,898

Cash flows from discontinued operations investing activities:
Purchases of property and equipment	10,429	11,983	17,326

3. Revenues

The Company is substantially dependent on revenues received under contracts with federal, state, and local government agencies. Operating funding sources are generally earned from Medicaid, Medicare, commercial insurance reimbursement, and private and other payors. There is no single customer whose revenue was 10% or more of our consolidated revenue. The following tables set forth revenue by payor type for the years ended December 31, 2024, 2023 and 2022 (in millions):

	Pharmacy Solutions
	For the Years Ended December 31,
	2024		2023		2022
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Commercial insurance	$2,360.0	23.4%	$1,657.7	21.6%	$1,339.4	20.2%
Medicaid	829.1	8.2%	656.1	8.5%	517.1	7.8%
Medicare A	546.4	5.4%	549.3	7.1%	481.2	7.2%
Medicare B	70.3	0.7%	61.2	0.8%	42.1	0.6%
Medicare C	1,547.1	15.4%	1,384.3	18.0%	1,243.5	18.7%
Medicare D	3,202.0	31.8%	2,031.9	26.4%	1,482.4	22.4%
Private & other	199.4	2.0%	182.0	2.4%	158.7	2.4%
	$8,754.3	86.9%	$6,522.5	84.8%	$5,264.4	79.3%

	Provider Services
	For the Years Ended December 31,
	2024		2023		2022
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Commercial insurance	$168.1	1.7%	$152.5	2.0%	$129.7	2.0%
Medicaid	337.4	3.3%	323.0	4.2%	311.6	4.7%
Medicare A	453.2	4.5%	409.3	5.3%	456.9	6.9%
Medicare B	25.6	0.3%	21.6	0.3%	15.4	0.2%
Medicare C	117.9	1.2%	66.1	0.9%	9.0	0.1%
Private & other	215.7	2.1%	196.0	2.5%	175.8	2.7%
	$1,317.9	13.1%	$1,168.5	15.2%	$1,098.4	16.6%

	Other
	For the Years Ended December 31,
	2024		2023		2022
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Department of Labor	$—	—	$—	—	$273.4	4.1%
Private & other	—	—	—	—	1.3	0.0%
	$—	—	$—	—	$274.7	4.1%

	Consolidated
	For the Years Ended December 31,
	2024		2023		2022
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Commercial insurance	$2,528.1	25.1%	$1,810.2	23.6%	$1,469.1	22.2%
Medicaid	1,166.5	11.5%	979.1	12.7%	828.7	12.5%
Medicare A	999.6	9.9%	958.6	12.4%	938.1	14.1%
Medicare B	95.9	1.0%	82.8	1.1%	57.5	0.8%
Medicare C	1,665.0	16.6%	1,450.4	18.9%	1,252.5	18.8%
Medicare D	3,202.0	31.8%	2,031.9	26.4%	1,482.4	22.4%
Department of Labor	—	—	—	—	273.4	4.1%
Private & other	415.1	4.1%	378.0	4.9%	335.8	5.1%
	$10,072.2	100.0%	$7,691.0	100.0%	$6,637.5	100.0%

Refer to Note 18 for the disaggregation of revenues by segment.

4. Acquisitions

2024 Acquisitions

During the year ended December 31, 2024, we completed eight acquisitions within the Pharmacy Solutions and Provider Services segments. We entered these transactions in order to expand our services and geographic offerings. Aggregate consideration net of cash acquired for these acquisitions was approximately $110.9 million. The operating results of these acquisitions are included in our consolidated financial statements from the respective dates of the acquisition.

Haven Hospice

The following table summarizes the consideration paid (in thousands) for the September 1, 2024 acquisition of North Central Florida Hospice, Inc. (“Haven Hospice”) and the fair value of the assets acquired and the liabilities assumed at the acquisition date, which has been adjusted for immaterial measurement-period adjustments through December 31, 2024. Haven Hospice provides hospice and palliative care services in the state of Florida. Its results are consolidated within the Provider Services segment.

Inventories	$45
Property and equipment	495
Goodwill	45,114
Intangible assets	19,860
Operating lease right-of-use assets	7,157
Trade accounts payable	764
Current portion of obligations under operating leases	2,235
Obligations under operating leases, net of current portion	4,922
Aggregate purchase price	$64,750

The Company is in the process of reviewing the fair value of the assets acquired and liabilities assumed. We have estimated the fair value of acquired intangible assets based upon a third-party valuation. Based on the Company’s preliminary valuations, the total estimated consideration has been allocated to assets acquired and liabilities assumed as of the acquisition date.

Consideration for the Haven Hospice acquisition included a $15.0 million cash payment, $15.0 million seller note payable in 2028, and $30.0 million of the Company's common stock equal to 2,471,251 shares. The number of shares was calculated by dividing $30.0 million by a price per share equal to the average of the volume weighted average trading price of the Company's common stock on each of the fifteen consecutive trading days ending on and including the trading day that is three trading days prior to the closing date, as required by the asset purchase agreement. The sellers are restricted from trading during a 180-day lock-up period from closing with agreed-upon sale volume limitations for four years thereafter. The asset purchase agreement also includes a post-closing adjustment feature to the extent any losses are incurred by the sellers in the sale of their common stock for four years following closing with a final equity adjustment feature (see Note 14).

The estimated intangible assets consist of $14.8 million in indefinite-lived licenses and $5.1 million of trade name. The trade name has an estimated useful life of 10.0 years. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisition.

Haven Hospice contributed $19.8 million in revenue and $1.0 million of operating income during the year ended December 31, 2024. Pro forma financial data for the Haven Hospice acquisition has not been included as the results of the operations are not material to our consolidated financial statements.

Others

The following table summarizes the consideration paid (in thousands) for 2024 acquisitions, excluding Haven Hospice, and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition dates, which are adjusted for immaterial measurement-period adjustments through December 31, 2024. Consideration for acquisitions by the Pharmacy Solutions and Provider Services segments was $27.0 million and $19.2 million, respectively.

Accounts receivable	$3,749
Inventories	1,234
Prepaid expenses and other current assets	174
Property and equipment	398
Goodwill	18,093
Intangible assets	31,233
Operating lease right-of-use assets	364
Other assets	1,438
Trade accounts payable	650
Accrued expenses	7,742
Current portion of obligations under operating leases	56
Current portion of obligations under financing leases	53
Obligations under operating leases, net of current portion	308
Obligations under financing leases, net of current portion	8
Deferred income taxes, net	1,686
Aggregate purchase price, net of cash acquired	$46,180

The Company is in the process of reviewing the fair value of the assets acquired and liabilities assumed. We have estimated the fair value of acquired intangible assets based upon third-party valuations and/or the values assigned in prior acquisitions that were deemed comparable in nature. Based on the Company’s preliminary valuations, the total estimated consideration has been allocated to assets acquired and liabilities assumed as of the acquisition dates.

The estimated intangible assets consist primarily of $22.3 million in customer relationships, $5.7 million in definite-lived licenses, $2.1 million in indefinite-lived licenses, $0.6 million in covenants not to compete, and $0.5 million in trade names. Definite-lived intangible assets have an estimated weighted average useful life of 14.9 years. We expect $12.3 million of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisitions.

The above acquisitions contributed approximately $59.9 million in revenue and $5.0 million in operating income during the year ended December 31, 2024. Pro forma financial data for the 2024 acquisitions has not been included as the results of the operations are not material to our consolidated financial statements.

During the year ended December 31, 2024, the Company incurred approximately $3.4 million in transaction costs related to all aforementioned acquisitions completed in 2024. These costs are included in selling, general, and administrative expenses in our consolidated statements of operations.

The Company also purchased the remaining 30% noncontrolling interest in Gateway Pediatric Therapy, LLC during the first fiscal quarter of 2024 and the remaining 45% noncontrolling interest in Harvest Grove LTC, LLC during the third fiscal quarter of 2024. These transactions did not meet the definition of a business combination in accordance with ASC 805, Business Combinations (refer to Note 16).

2023 Acquisitions

During the year ended December 31, 2023, we completed five acquisitions within the Pharmacy Solutions and Provider Services segments. We entered these transactions in order to expand our services and geographic offerings. Aggregate consideration for these acquisitions was approximately $73.1 million. No cash was acquired as a part of these transactions. The operating results of these acquisitions are included in our consolidated financial statements from the respective dates of the acquisition.

The following table summarizes the consideration paid (in thousands) for 2023 acquisitions, and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition dates, which are adjusted for immaterial measurement-period adjustments through December 31, 2023. Consideration for acquisitions by the Pharmacy Solutions and Provider Services segments was $29.8 million and $43.3 million, respectively.

Accounts receivable	$2,500
Inventories	919
Property and equipment	13
Intangible assets	37,914
Goodwill	31,931
Operating lease right-of-use assets	530
Accrued expenses	200
Current portion of obligations under operating leases	207
Obligations under operating leases, net of current portion	323
Aggregate purchase price	$73,077

The intangible assets consist primarily of $18.9 million in indefinite-lived licenses, $14.0 million in customer relationships, $3.9 million in trade names, and $1.1 million in covenants not to compete. Definite-lived intangible assets have an estimated weighted average useful life of 11.2 years. We expect all of the goodwill will be deductible for tax purposes. The Company believes the resulting amount of goodwill reflects its expectation of synergistic benefits of the acquisitions.

Measurement period adjustments for 2023 acquisitions recorded in the year ended December 31, 2024 were not material to the consolidated financial statements. The Company finalized the purchase price allocation for the 2023 acquisitions prior to the one-year anniversary date of each acquisition.

The above acquisitions contributed approximately $119.3 million and $55.1 million in revenue and approximately $5.7 million and $4.5 million in operating income during the years ended December 31, 2024 and 2023, respectively. Pro forma financial data for 2023 acquisitions has not been included as the results of the operations are not material to our consolidated financial statements.

During the year ended December 31, 2023, the Company incurred approximately $2.5 million in transaction costs related to completed 2023 acquisitions. These costs are included in selling, general, and administrative expenses in our consolidated statements of operations.

5. Goodwill and Intangible Assets

In 2024, 2023 and 2022, the Company performed a quantitative assessment of all reporting units as of October 1. We utilized a combination of the discounted cash flow analysis or “income approach” (50%) and the “market approach” (50%).

Our 2024 and 2023 goodwill impairment analyses concluded that the fair values of all reporting units were in excess of their carrying amounts. Subsequent to completing our goodwill impairment tests, no further indicators of impairment were identified. Based on these analyses, we recorded no goodwill impairment for the years ended December 31, 2024 and 2023.

Our 2022 goodwill impairment analysis concluded that the fair values of the Institutional Pharmacy, Specialty Solutions, Home Infusion, Home Health and Therapies, and Behavioral Health reporting units were in excess of their carrying amounts, and that the fair values of the Hospice Pharmacy and Workforce Solutions reporting units were less than their carrying amounts. We recognized non-cash goodwill impairment charges of $25.5 million related to the Hospice Pharmacy reporting unit and $15.4 million related to the Workforce Solutions reporting unit during 2022, which represent the excess of the reporting units’ carrying values over their respective estimated fair values at October 1, 2022. Subsequent to completing our goodwill impairment tests, no further indicators of impairment were identified. Neither reporting unit includes indefinite-lived intangible assets. The Workforce Solutions reporting unit was subsequently sold effective November 1, 2022.

The determination of whether the carrying value of the reporting unit exceeds its fair value involves a high degree of estimation and can be affected by a number of industry and company-specific risk factors that are subject to change over time. If actual performance does not achieve the projections, or if the assumptions used change in the future, we may be required to recognize additional impairment charges in future periods.

A summary of changes to goodwill is as follows (in thousands):

	Goodwill
	Pharmacy Solutions	Provider Services	Total
Goodwill at January 1, 2023*	$821,406	$1,447,035	$2,268,441
Goodwill added through acquisitions	12,583	19,111	31,694
Measurement period adjustments	—	540	540
Foreign currency adjustments	—	97	97
Goodwill at December 31, 2023*	$833,989	$1,466,783	$2,300,772
Goodwill added through acquisitions	7,063	56,144	63,207
Measurement period adjustments	—	237	237
Foreign currency adjustments	—	(332)	(332)
Goodwill at December 31, 2024*	$841,052	$1,522,832	$2,363,884

* For the periods presented, the carrying amount of goodwill is presented net of accumulated impairment losses of $40.9 million.

Intangible assets are as follows (in thousands):

	December 31, 2024			December 31, 2023
	Gross	Accumulated Amortization	Net Carrying Value	Gross	Accumulated Amortization	Net Carrying Value	Life (Years)
Customer relationships	$542,137	$335,647	$206,490	$539,173	$293,648	$245,525	5-20
Trade names	332,977	140,020	192,957	328,089	116,644	211,445	2-20
Licenses	68,425	17,528	50,897	64,340	13,964	50,376	10-20
Doctor/payor network	12,730	10,965	1,765	12,730	8,800	3,930	5-8
Covenants not to compete	8,790	5,886	2,904	13,084	8,504	4,580	2-7
Other intangible assets	10,940	6,362	4,578	10,949	4,808	6,141	5-7
Total definite-lived assets	$975,999	$516,408	$459,591	$968,365	$446,368	$521,997
Licenses	135,633	—	135,633	118,258	—	118,258	Indefinite
Total intangible assets	$1,111,632	$516,408	$595,224	$1,086,623	$446,368	$640,255

Amortization expense for the years ended December 31, 2024, 2023 and 2022 was $95.3 million, $103.3 million, and $105.2 million, respectively.

As of December 31, 2024, total estimated amortization expense for the Company’s definite-lived intangible assets for the next five years and thereafter is as follows (in thousands):

2025	$89,795
2026	80,775
2027	47,821
2028	40,774
2029	34,717
Thereafter	165,709
$459,591

6. Debt and Derivatives

The table below summarizes the total outstanding debt of the Company (in thousands):

	December 31, 2024		December 31, 2023
	Rate	Amount	Rate	Amount
First Lien - payable to lenders at SOFR plus applicable margin	—	$—	8.72%	$1,719,360
First Lien Incremental Term Loans Tranches B-2 and B-3 - payable to lenders at SOFR plus applicable margin	—	—	8.97%	1,189,975
First Lien Incremental Term Loan Tranche B-5 - payable to lenders at SOFR plus applicable margin	6.86%	2,546,787	—	—
Second Lien - payable to lenders at SOFR plus applicable margin	—	—	13.97%	450,000
Revolving Credit Loans - payable to lenders at SOFR plus applicable margin	7.61%	—	9.59%	50,000
Swingline Loans and Base Rate Loans - payable to lenders at ABR plus applicable margin	9.75%	63,300	11.75%	700
Amortizing Notes (1)		53,804		—
Notes payable and other		19,428		4,356
Total debt		2,683,319		3,414,391
Less: debt issuance costs, net		72,736		50,177
Total debt, net of debt issuance costs		2,610,583		3,364,214
Less: current portion of long-term debt		48,725		32,273
Total long-term debt, net of current portion		$2,561,858		$3,331,941

(1) See Note 7 for discussion of Amortizing Notes.

As of December 31, 2024, maturities of long-term debt for the next five years and thereafter are as follows (in thousands):

2025	$48,725
2026	48,462
2027	37,562
2028	103,848
2029	25,548
Thereafter	2,419,174
$2,683,319

See Note 13 for maturities of obligations under financing leases.

The following discussion summarizes the debt agreements and related extinguishments and modifications for the years ended December 31, 2024 and 2023.

Obligations under the First Lien and Second Lien Facility are guaranteed by Phoenix Guarantor, Inc., a subsidiary of the Company, and each of its current and future direct and indirect subsidiaries other than (among others) (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including capital stock of subsidiaries.

The current credit facilities described below contain customary negative covenants, including, but not limited to, restrictions on the Company and its restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change their lines of business or fiscal year. In addition, the terms of the credit facilities will not permit the consolidated First Lien secured debt to consolidated earnings before interest, taxes, depreciation, and amortization (“EBITDA”) to be greater than 6.90 to 1.00, which shall be tested as of the end of the most recent quarter at any time when the aggregate Revolving Credit Facility loans exceed 35% of the total revolving credit commitments.

We were in compliance with all applicable financial debt covenants at December 31, 2024 and 2023.

First Lien Credit Agreement

On March 5, 2019, the Company entered into a First Lien Credit Agreement (the “First Lien”), with Morgan Stanley Senior Funding, Inc., as the Administrative Agent and the Collateral Agent. The First Lien originally consisted of a principal amount of $1,650.0 million. In 2019, an additional delayed draw of $150.0 million was made on the First Lien, resulting in a gross borrowing of $1,800.0 million (“Tranche B-1”). Borrowings of Tranche B-1 Term Loans (as defined in the First Lien) under the First Lien bore interest at a rate equal to, at our option, (a) Secured Overnight Financing Rate (“SOFR”) (with a floor of 0.00%) plus 3.25% or (b) Alternate Base Rate (“ABR”) plus 2.25%. Principal payments were due on the last business day of each quarter, commencing in September 2019 at 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

The First Lien, as amended in 2020, established a Tranche B-2 Term Loan (“Tranche B-2”) in an aggregate principal amount equal to $550.0 million. The First Lien, as amended in 2021, established a Tranche B-3 Term Loan (“Tranche B-3”) in an aggregate principal amount equal to $675.0 million. Borrowings under Tranche B-2 and Tranche B-3, bore interest at a rate equal to, at our option, (a) SOFR (with a floor of 0.00%) plus 3.50% or (b) ABR plus 2.50%. Principal payments were due on the last business day of each fiscal quarter, commencing in June 2021 at 0.25% of the aggregate principal of the original loan amount, with a balloon payment due in March 2026.

On February 21, 2024, we used a portion of the net proceeds received from the IPO Offerings to repay $343.3 million of the borrowings under the First Lien, and amended the First Lien to establish a new Tranche B-4 Term Loan (“Tranche B-4”) in an aggregate principal amount of $2,566.0 million. The proceeds from Tranche B-4 borrowings were used to refinance the equivalent amount of the remaining First Lien Tranches B-1, B-2, and B-3 borrowings at a rate equal to SOFR plus 3.25% with a maturity date of February 21, 2031. The transaction was accounted for as a debt modification. Principal payments were due on the last business day of each quarter, which commenced in the second fiscal quarter of 2024 and equated to 0.25% of the principal at issuance, with a balloon payment due February 21, 2031.

On December 11, 2024, we amended the First Lien to refinance Tranche B-4 by establishing a Tranche B-5 Term Loan (“Tranche B-5”) in an aggregate principal amount of $2,553.2 million at a rate equal to SOFR plus 2.50% or ABR plus 1.50% with a maturity date of February 21, 2031. The non-cash transaction was accounted for as a debt modification. Principal payments are due on the last business day of each quarter, which commenced in the first fiscal quarter of 2025 and equate to 0.25% of the principal at issuance, with a balloon payment due February 21, 2031.

Revolving Credit Facility

The First Lien also extends credit in the form of Revolving Credit Facility with a borrowing capacity of $475.0 million (the “Revolver”), of which up to $50.0 million is available as swingline loans and up to $82.5 million is available as letters of credit (the “LC Sublimit”). The Revolver will mature on June 30, 2028. In connection with the First Lien modification on February 21, 2024, borrowings of the Revolver bear interest at a rate equal to SOFR (with a floor of 0.00%) plus 3.25% for the Revolving Credit Loans or ABR plus 2.25% for the Swingline Loans. As of December 31, 2024, the Company had $63.3 million of borrowings outstanding under the Revolver and no letters of credit, reducing the available borrowing capacity to approximately $411.7 million. As of December 31, 2023, the Company had $50.7 million of borrowings outstanding under the Revolver and $6.6 million of letters of credit reducing the available borrowing capacity to approximately $417.7 million.

The Company’s First Lien also provides for an additional letter of credit commitments (the “LC Facility”), which are not subject to the LC Sublimit and do not reduce the Revolver borrowing capacity. On September 17, 2024, the Company amended the First Lien to increase the LC Facility from $55.0 million to $65.0 million. As of December 31, 2024 and 2023, there were $61.8 million and $54.3 million of letters of credit outstanding under the LC Facility, respectively, resulting in an available borrowing capacity of $3.2 million and $0.7 million, respectively.

Second Lien Credit Agreement

The Company’s amended and restated Second Lien Credit Agreement (the “Second Lien Facility”), with certain Lenders and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent consisted of a principal amount of $450.0 million.

Borrowings under the Second Lien Facility term were subordinated to the First Lien and bore interest at a rate equal to, at our option, (a) SOFR (with a floor of 1.00%) plus 8.50% or (b) ABR plus 7.50%. The aggregate principal was due with a balloon payment in March 2027.

On January 30, 2024, we used a portion of the net proceeds received from the IPO Offerings to repay all outstanding borrowings under the Second Lien Facility. No remaining obligation exists related to the Second Lien Facility. This transaction was accounted for as a debt extinguishment and the Company incurred a loss on extinguishment of debt of $12.7 million related to the write-off of unamortized debt issuance costs during the first fiscal quarter of 2024.

Derivative Financial Instruments

To manage fluctuations in cash flows resulting from changes in the variable rates, the Company entered into three receive-variable, pay-fixed interest rate swap agreements, all effective September 30, 2022. Taken together with the related debt, these swaps create the economic equivalent of fixed-rate debt, up to the notional amount of the hedged debt. By using a derivative instrument to hedge exposures to changes in interest rates, we expose ourselves to credit risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, the Company is not exposed to the counterparty’s credit risk in those circumstances. The Company mitigates counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties. The derivative instruments entered into by the Company do not contain credit-risk-related contingent features.

As of December 31, 2024, we have the following cash flow hedge agreements with a total notional value of $2.0 billion:

Financial Institution	Effective Dates	Floating Rate Debt	Fixed Rates
Credit Suisse	September 30, 2022 through September 30, 2025	$500,000,000	3.4165%
Morgan Stanley	September 30, 2022 through September 30, 2025	1,050,000,000	3.4200%
Credit Agricole Corporate and Investment Bank	September 30, 2022 through September 30, 2025	450,000,000	3.5241%

The fair value of the cash flow hedges as of December 31, 2024 and 2023 was $10.6 million and $24.9 million, respectively, and reflected in prepaid expenses and other current assets and other assets, respectively, in the consolidated balance sheets.

Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. Interest received, including payments made or received under the cash flow hedges, was $35.3 million, $31.4 million, and $0.7 million for the years ended December 31, 2024, 2023, and 2022, respectively. The Company expects approximately $10.6 million of pre-tax gains to be reclassified out of AOCI into earnings within the next twelve months.

The debt modifications and extinguishment in 2024 did not impact the effectiveness of the cash flow hedge arrangements outstanding as of December 31, 2024.

7. Tangible Equity Units

Concurrently with the IPO, we issued 8,000,000 TEUs, which have a stated amount of $50.00 per unit. Each TEU is comprised of a prepaid stock purchase contract (“Purchase Contract”) and a senior amortizing note (“Amortizing Note”) due February 1, 2027, each issued by the Company. Each TEU may be separated by a holder into its constituent Purchase Contract and Amortizing Note, each of which is considered a freestanding financial instrument. The proceeds from the issuance were allocated to equity and debt based on the relative fair value of the respective components of each TEU as follows (in thousands, except per unit values):

	Equity Component	Debt Component	Total
Fair value per unit	$41.3382	$8.6618	$50.00

Gross proceeds	$330,706	$69,294	$400,000
Less: issuance costs	9,095	1,905	11,000
Net proceeds	$321,611	$67,389	$389,000

The value allocated to the Purchase Contract is reflected net of issuance costs in additional paid-in capital on the consolidated balance sheet. The value allocated to the Amortizing Notes are reflected in long-term debt, with payments expected in the next twelve months reflected in current portion of long-term debt, in the consolidated balance sheet. Issuance costs related to the Amortizing Notes are reflected as a reduction of the carrying amount and will be amortized through the maturity date using the effective interest rate method.

On each February 1, May 1, August 1, and November 1, we pay equal quarterly cash installments of $0.8438 per Amortizing Note commencing on May 1, 2024, except for the May 1, 2024 installment payment, which was $0.8531 per Amortizing Note, with a final installment payment date of February 1, 2027. Each installment payment constitutes a payment of interest and a partial repayment of principal. The Company paid $20.3 million in TEU principal and interest payments during the year ended December 31, 2024.

The Amortizing Notes rank equally in right of payment with all other existing and future unsecured senior indebtedness and rank senior to all of our existing and future indebtedness, if any, that is subordinated to the Amortizing Notes. At any time prior to the second scheduled trading day immediately preceding February 1, 2027, a holder may elect to settle its Purchase Contract early, in whole or in part, at an early settlement rate equal to the minimum settlement rate. The Company has the right to settle the Purchase Contracts on or after November 1, 2024, in whole but not in part, on a date fixed by it at an early mandatory settlement rate equal to the maximum settlement rate, subject to certain exceptions. During the year ended December 31, 2024, 31,211 TEUs were converted at the holder's option.

Unless settled earlier at the holder’s option or at the Company's election, each Purchase Contract will, subject to postponement in certain limited circumstances, automatically settle on February 1, 2027 for a number of shares of our common stock, subject to certain anti-dilution adjustments, based upon the 20-day volume-weighted average price (“VWAP”) of our common stock as follows:

VWAP of BTSG Common Stock	Common Stock Issued
Greater than $15.28	3.2733 shares (minimum settlement rate)
Equal to or less than $15.28 but greater than or equal to $13.00	$50 divided by VWAP
Less than $13.00	3.8461 shares (maximum settlement rate)

The Purchase Contracts are mandatorily convertible into a minimum of 26.2 million shares or a maximum of 30.8 million shares of our common stock on the mandatory settlement date (unless redeemed by us or settled earlier at the unit holder's option). The 26.2 million minimum shares are included in the calculation of basic weighted average shares outstanding. The difference between the minimum and maximum shares represents potentially dilutive securities, which are included in the calculation of diluted weighted average shares outstanding on a pro rata basis to the extent that the average applicable market value is equal to or greater than $13.00 but is less than or equal to $15.28 during the period (see Note 10).

8. Income Taxes

Loss before income taxes consists of the following (in thousands):

	2024	2023	2022
U.S. Operations	$(95,555)	$(213,971)	$(81,049)
Foreign Operations	237	197	98
Loss before income taxes	$(95,318)	$(213,774)	$(80,951)

Income tax benefit attributable to loss before income taxes is summarized as follows (in thousands):

	For the Years Ended December 31,
	2024	2023	2022
Current provision:
Federal	$1,296	$12,549	$18,635
State	1,998	4,175	7,278
Foreign	50	39	43
Total current provision	3,344	16,763	25,956
Deferred provision:
Federal	(25,004)	(40,106)	(19,872)
State	(4,727)	(8,165)	(6,474)
Total deferred provision	(29,731)	(48,271)	(26,346)
Income tax benefit	$(26,387)	$(31,508)	$(390)

A reconciliation of the U.S. Federal income tax rate of 21.0% to income tax benefit expressed as a percent of pretax loss is as follows:

	For the Years Ended December 31,
	2024	2023	2022
Federal income tax at the statutory rate	21.0%	21.0%	21.0%
(Decrease) increase in income tax benefit:
State and foreign income taxes, net of federal benefits	(1.6)	0.8	(0.7)
Jobs tax credits, net	2.2	1.1	3.9
State deferred rate change	(1.2)	1.6	(0.3)
Legal claims	(2.0)	(11.3)	—
Non-deductible expenses	(1.4)	(0.2)	0.1
Share-based compensation	(4.6)	0.9	0.1
Executive compensation	(1.1)	—	—
Non-deductible goodwill	—	—	(22.4)
Uncertain tax positions	0.0	(0.5)	0.1
Adjustments associated with prior year provision	19.0	0.7	(0.8)
Acquisition impacts	(1.9)	—	—
Minority interest	(0.5)	(0.2)	—
Lobbying and political contributions	(0.3)	(0.1)	—
Other	0.1	0.9	(0.5)
Total	27.7%	14.7%	0.5%

The increase in adjustments associated with prior year provision for 2024 is primarily attributable to finalization of the settlement agreement for the Silver matter, including partial deductibility for tax purposes, as well as the reduction in pre-tax loss.

On December 27, 2020, the Consolidated Appropriations Act was signed into law and extended the jobs credit provisions through 2025. Accordingly, jobs credits generated during the year have been recognized in the provision for income taxes for all years presented.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (in thousands):

	December 31, 2024	December 31, 2023
Deferred tax assets:
Accrued expenses	$44,957	$48,866
Allowance for credit losses and contractual allowances	22,546	23,986
Net operating losses	18,796	18,846
Share-based compensation	15,799	4,628
IRC §163(j) interest	96,961	84,696
Operating lease liability	62,587	66,769
Other	21,325	18,238
Deferred tax assets	282,971	266,029
Valuation allowances	(8,968)	(9,866)
Deferred tax assets, net	274,003	256,163

Deferred tax liabilities:
Operating lease right-of-use asset	(60,587)	(65,391)
Property and equipment	(6,575)	(14,084)
Goodwill and other intangible assets	(190,272)	(178,570)
Insurance recovery	(8,677)	(15,048)
Interest rate swaps	(2,604)	(6,101)
Deferred tax liabilities	(268,715)	(279,194)
Deferred income taxes, net	$5,288	$(23,031)

As of December 31, 2024, the Company has federal net operating loss (“NOL”) carryforwards of $11.0 million ($2.3 million deferred tax asset) that resulted from stock acquisitions the Company completed from 2013 through 2019. These NOLs are subject to limitations under Internal Revenue Code (“IRC”) §382. However, the Company expects that it will more-likely-than-not be able to use the recorded amount which takes into account the limitations of the carryforwards. The deferred tax asset for state NOL carryforwards is $7.2 million, net of the federal tax impact and valuation allowances of $9.0 million. The state NOLs have carryforward periods ranging from 1 to 20 years depending on the taxing jurisdiction.

With the enactment of the Tax Cuts and Jobs Act of 2019 on December 22, 2017, as of January 1, 2018 and as adjusted by the enactment of the CARES Act on March 25, 2020, the Company is subject to a limitation on interest expense in excess of 30% (50% for 2019 and 2020 pursuant to the CARES Act) of adjusted taxable income calculated for purposes of IRC §163(j). The limitation in any given year may be carried forward indefinitely and deducted as interest expense in future periods. The Company has federal interest expense carryforwards of $386.2 million ($81.1 million deferred tax asset) available for utilization in future years. The deferred tax asset for state interest expense carryforwards is $15.9 million.

A valuation allowance for deferred tax assets was provided as of December 31, 2024 and 2023 related to state income tax NOL carryforwards. The realization of deferred tax assets is dependent upon generating future taxable income when temporary differences become deductible. Based upon the historical and projected levels of taxable income, we believe it is more-likely-than-not that we will realize the benefits of the deductible differences after consideration of the valuation allowance.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows (in thousands):

	December 31, 2024	December 31, 2023
Balance at beginning of year	$1,502	$505
(Decrease) increase related to prior year tax positions	(9)	1,502
Decrease related to current year tax positions	—	(42)
Lapse of statue of limitations	—	(463)
Balance at end of year	$1,493	$1,502

Included in the balance of total unrecognized tax benefits at December 31, 2024 are potential benefits of $0.0 million, which if recognized, would affect the effective tax rate for the year ending December 31, 2025. Unrecognized tax benefits that reduce a NOL, similar tax loss or tax credit carryforward are presented as a reduction to deferred income taxes.

We file numerous consolidated and separate income tax returns in the U.S. federal and various state and foreign jurisdictions. With few exceptions, we are no longer subject to income tax examinations by the taxing authorities for years prior to 2019. We believe that we have appropriate support for the income tax positions taken and to be taken on our income tax returns and that our accruals for income tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of the tax laws as applied to the facts of each matter. We expect that the amounts of unrecognized tax benefits will be reduced by $1.5 million within the next twelve months. Total accrued interest and penalties was $0.0 million and $0.1 million as of December 31, 2024 and 2023, respectively, and are included in accrued expenses on the consolidated balance sheets.

9. Detail of Certain Balance Sheet Accounts

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31, 2024	December 31, 2023
Rebate receivable	$49,538	$41,791
Non-trade receivables	45,428	66,616
Prepaid insurance	13,892	13,229
Income tax receivable	13,468	4,935
Inventory returns receivable	11,245	15,300
Interest rate swaps	10,633	—
Prepaid maintenance	3,644	3,578
Other prepaid expenses and current assets	13,462	12,411
Total prepaid expenses and other current assets	$161,310	$157,860

Other assets consist of the following (in thousands):

	December 31, 2024	December 31, 2023
Notes receivable	$8,577	$7,840
Insurance recoveries	7,564	8,509
Cloud computing	7,362	9,453
Deposits	6,733	5,004
Deferred debt issuance costs	2,470	3,349
Equity method investments	670	720
Interest rate swaps	—	24,947
Deferred offering costs	—	3,850
Other assets	5,752	4,682
Total other assets	$39,128	$68,354

Accrued expenses consist of the following (in thousands):

	December 31, 2024	December 31, 2023
Wages and payroll taxes	$98,245	$84,753
Checks in excess of cash balance	27,643	9,018
Compensated absences	24,360	22,983
Automobile insurance reserves	21,353	27,381
Workers compensation insurance reserves	19,966	22,480
Health insurance reserves	14,934	13,452
Legal settlements and professional fees	13,982	114,677
Deferred revenue	10,196	14,822
Interest	8,779	3,125
General and professional liability insurance reserves	8,328	22,738
Contingent consideration	3,136	2,650
Taxes other than income taxes	1,985	1,742
Recoupment fees	536	36,071
Other	42,303	38,784
Total accrued expenses	$295,746	$414,676

Long-term liabilities consist of the following (in thousands):

	December 31, 2024	December 31, 2023
Workers compensation insurance reserves	$25,360	$30,514
General and professional liability insurance reserves	21,182	28,350
Automobile insurance reserves	9,034	8,526
Contingent consideration	5,250	2,681
Employee incentives	3,993	5,189
Deferred gain	195	709
Legal settlements and professional fees	—	10,000
Other	6,176	5,336
Total long-term liabilities	$71,190	$91,305

10. Earnings Per Share (“EPS”)

Basic net income (loss) per share excludes dilution and is reported separately for continuing operations and discontinued operations. Basic net loss per share of common stock for continuing operations and discontinued operations is calculated by dividing net income (loss) from continuing operations and discontinued operations attributable to common shareholders by the weighted average number of shares outstanding for the reporting period, respectively. Diluted net income (loss) per share of common stock is computed by giving effect to all potential weighted average dilutive common stock. In periods of net loss, no potentially dilutive common shares are included in the diluted shares outstanding as the effect is anti-dilutive.

The number of additional shares of common stock related to stock option awards subject to only a time-based condition is calculated using the treasury stock method, if dilutive. Stock option awards subject to a performance condition are not included in the denominator of the diluted EPS calculation using the treasury stock method for the years ended December 31, 2023 and 2022, as the performance condition had not been satisfied. Upon completion of the IPO in January 2024, the performance condition was met and a portion of the Tier I options vested (Note 11). Thus, the number of additional shares of common stock related to stock option awards subject to a performance condition are included in the denominator of the diluted EPS calculation using the treasury stock method for the year ended December 31, 2024, if dilutive.

The number of additional shares of common stock related to restricted stock units (“RSUs”) is reflected in the denominator of the diluted EPS calculation using the treasury stock method, if dilutive.

For the year ended December 31, 2024, the TEUs were assumed to be outstanding at the minimum settlement amount for weighted-average shares for basic EPS. For diluted EPS, the shares were assumed to be settled at a conversion factor based on the 20-day VWAP per share of the Company's common stock not to exceed 3.8461 shares per Purchase Contract, if dilutive. See Note 7 for further discussion of TEUs.

The following table sets forth the computation of basic and diluted net loss per share attributable to common shareholders (in thousands, except per share amounts):

	For The Years Ended December 31,
	2024	2023	2022
Numerator:
Net loss from continuing operations	$(68,931)	$(182,266)	$(80,561)
Less: Net loss attributable to noncontrolling interests	(2,459)	(2,232)	(312)
Net loss from continuing operations attributable to common shareholders	(66,472)	(180,034)	(80,249)
Net income from discontinued operations	$48,410	$25,431	$26,342
Net loss attributable to common shareholders	$(18,062)	$(154,603)	$(53,907)

Denominator:
Weighted-average shares outstanding - basic	192,997	117,868	117,840

Effect of dilutive securities:
Stock options	—	—	—
RSUs	—	—	—
TEUs	—	—	—
Weighted-average shares outstanding - diluted	192,997	117,868	117,840

Basic income (loss) per share attributable to common shareholders:
Continuing operations	$(0.34)	$(1.53)	$(0.68)
Discontinued operations	$0.25	$0.22	$0.22
Net loss	$(0.09)	$(1.31)	$(0.46)

Diluted income (loss) per share attributable to common shareholders:
Continuing operations	$(0.34)	$(1.53)	$(0.68)
Discontinued operations	$0.25	$0.22	$0.22
Net loss	$(0.09)	$(1.31)	$(0.46)

The following potentially common share equivalents were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented, as well as options that are contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in thousands):

	For The Years Ended December 31,
	2024	2023	2022
Stock options (1)	14,936	14,140	14,324
RSUs	10,587	—	—
TEUs	—	—	—
Total	25,523	14,140	14,324

(1) For all periods presented, the dilutive effect of stock options were excluded from the computation of loss per share because the assumed proceeds from the awards' exercise were greater than the average market price of the common shares.

All share and per share amounts have been retroactively adjusted to reflect the effects of the stock split that occurred in January 2024 (see Note 11).

11. Common Stock, Preferred Stock, and Share-Based Compensation

Common Stock

The Company’s Board of Directors approved a 15.7027-for-one stock split of the Company’s common stock on January 24, 2024, with an effective date of January 25, 2024. The par value per share of the Company’s common stock remained unchanged at $0.01 per share, and the authorized shares of the Company’s common stock increased from 8,750,000 to 137,398,625. Upon completion of the IPO Offerings in January 2024, the Company's Board of Directors approved an amendment to our articles of incorporation to authorize 1,500,000,000 shares of common stock with a par value of $0.01 per share. The holders of the Company's common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. There are no preemptive, subscription, conversion, redemption, or sinking fund provisions applicable to the Company's common stock. In addition, the Company's Credit Agreement imposes restrictions on its ability to pay cash dividends.

Preferred Stock

Upon completion of the IPO Offerings in January 2024, the Company's Board of Directors approved an amendment to our articles of incorporation to authorize 250,000,000 shares of preferred stock with a par value of $0.01 per share. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, but are not limited to, dividend rights, voting rights, redemption, and sinking fund provisions, liquidation preferences, conversion rights, and preemptive rights. There were no shares of preferred stock issued or outstanding at December 31, 2024 and December 31, 2023.

Share-Based Compensation Plans

On January 24, 2024, the Board of Directors adopted the 2024 Incentive Plan. Concurrent with the adoption of the 2024 Incentive Plan, the previously existing share-based compensation plan, the 2017 Stock Plan, was terminated and no further issuances are permitted under the 2017 Stock Plan; however, awards granted under the 2017 Stock Plan will continue to be governed by their existing terms.

The Company recorded share-based compensation expense on the consolidated statements of operations for the periods indicated as follows (in thousands):

	For The Years Ended December 31,
	2024	2023	2022
Cost of goods	$2,115	$—	$—
Cost of services	$3,296	$—	$—
Selling, general, and administrative expense	$55,925	$3,780	$3,364

In addition to the amounts above, the Company recognized $7.8 million of share-based compensation expense attributable to discontinued operations for the year ended December 31, 2024 and an immaterial amount of share-based compensation expense attributable to discontinued operations for the years ended December 31, 2023 and 2022. See Note 2.

2017 Stock Plan

In January 2018, the Compensation Committee of the Company’s Board of Directors approved a grant of 4,874,558 options in the Company under a stock option plan established in 2017 to key members of the Company’s management. The options are divided into tranches: (i) 50% vest based on the passage of time over five (5) years (the “Time-Based Options”), (ii) 25% vest based on the achievement of annual adjusted EBITDA targets over five (5) years (the “Tier I Performance Options”) and (iii) 25% vest based on KKR recovering a specified return on its investment or internal rate of return (the “Tier II Performance Options”).

Following the BrightSpring Corp. Acquisition in 2019, the Compensation Committee of the Company’s Board of Directors approved the modification of the previously granted Tier I and Tier II Performance Options. Tier 1 Performance options now vest upon the attainment of Sponsor Month over Month (“MoM”) (quotient obtained by dividing sponsor cash available by sponsor cash invested) of at least 2.0 or greater and Tier II Performance Options vest upon the attainment of a Sponsor MoM of at least 2.5 or greater. The MoM levels are considered a market condition which also create an implied performance condition because the MoM levels cannot be achieved without the occurrence of a liquidity event. In January 2024, the Compensation Committee of the Company’s Board of Directors approved the vesting of Tier I performance-vesting options in connection with the IPO Offerings. The options all have a 10-year life and we record forfeitures as they occur.

Concurrent with the adoption of the 2024 Incentive Plan on January 24, 2024, no further awards are authorized to be granted under the 2017 Stock Plan.

2024 Incentive Plan

The 2024 Incentive Plan initially reserved 17,119,039 shares for issuance and provides for the granting of various forms of equity awards including non-qualified options and incentive stock options, restricted shares of our common stock, restricted stock units, other equity-based awards tied to the value of shares, and cash-based awards.

Under the 2024 Incentive Plan, the Company granted stock options, representing options to purchase shares of the Company’s common stock at a stated price, and RSUs, which represent the conditional right to receive one share of common stock, both upon satisfaction of a vesting requirement. Stock options and RSUs granted under the 2024 Incentive Plan vest upon the satisfaction of time-based requirements. We recognize expense for stock options and RSUs over the vesting term based on the grant date fair value of the award. In each case, vesting of the Company’s outstanding and unvested stock options and RSUs is contingent upon the holder’s continued service through the date of each applicable vesting event. The options all have a 10-year life and we record forfeitures as they occur.

Concurrent with the IPO, the Compensation Committee of the Company’s Board of Directors granted approximately $63.3 million of share-based compensation (4.1 million RSUs and 1.5 million stock options), in each case, with a per-share price or a per-share exercise price of $13.00, respectively to our management and certain other full-time employees upon completion of the IPO. In the second fiscal quarter of 2024, the Compensation Committee of the Company’s Board of Directors granted an additional 7.7 million RSUs to a broad group of eligible employees.

Summary details for RSUs

The following table summarizes the RSU activity under the 2024 Incentive Plan for the period presented:

	Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Outstanding RSUs at January 1, 2024	—	$—		$—
Granted	11,992,687	11.85
Forfeited	(1,163,490)	11.53
Vested	(241,971)	13.00
Outstanding RSUs at December 31, 2024	10,587,226	$11.85	2.51	$180.3

As of December 31, 2024, there was $85.1 million of unrecognized compensation cost that is expected to be recognized over a weighted-average period of 2.5 years related to unvested RSUs, of which, $24.8 million relates to awards associated with discontinued operations. The vesting terms of all RSUs range from 0.25 to 5 years. The total intrinsic value of RSUs vested during the year ended December 31, 2024 was $3.1 million. The excess tax benefit associated with vested RSUs for the year ended December 31, 2024 was not material.

Summary details for Stock Options

The following table summarizes the Time-Based Options stock incentive plan activity under the 2017 Stock Plan and the 2024 Incentive Plan for the period presented:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value (in millions)	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Term (years)
Outstanding options at January 1, 2024	7,053,665	$9.57	$26.7	$89.7	6.3
Granted	1,662,309	12.85	11.4
Forfeited, repurchased or expired	(290,997)	16.56	(2.3)
Exercised	(146,159)	6.52	(0.3)
Outstanding options at December 31, 2024	8,278,818	$9.98	$35.5	$64.2	6.1

Exercisable options at December 31, 2024	6,082,815	$8.28	$19.60	$56.4	5.1

The following table summarizes the Tier I and II Performance Option stock incentive plan activity under the 2017 Stock Plan for the period presented:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value (in millions)	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Term (years)
Outstanding options at January 1, 2024	7,086,458	$8.14	$15.1	$100.3	5.9
Granted	—	—	—
Forfeited, repurchased or expired	(341,010)	14.58	(1.1)
Exercised	(88,449)	6.58	(0.2)
Outstanding options at December 31, 2024	6,656,999	$7.82	$13.8	$63.9	5.0

Exercisable options at December 31, 2024	3,355,049	$7.84	$7.00	$32.2	5.0

Cash received from stock option exercises for the years ended December 31, 2024, 2023 and 2022 was $1.5 million, $0.6 million, and $0.2 million, respectively. There were no material tax benefits realized in our tax returns from tax deductions associated with share based compensation for 2024, 2023 and 2022.

As of December 31, 2024, there was $6.8 million of unrecognized compensation cost that is expected to be recognized over a weighted-average period of 2.3 years related to unvested stock options, of which an immaterial amount relates to awards associated with discontinued operations. The total intrinsic value of stock options exercised in the years ended December 31, 2024, 2023, and 2022 was $1.5 million, $1.1 million, and $0.6 million, respectively. The total fair value at grant date of awards that vested was $14.6 million, $3.6 million, and $6.2 million during the years ended December 31, 2024, 2023, and 2022, respectively.

Fair Value Assumptions

The Company estimates the fair value of options granted using the Black-Scholes-Merton model for Time-Based Options under the 2017 Stock Plan and 2024 Incentive Plan, and a Monte Carlo simulation for Performance Options granted under the 2017 Stock Plan. The assumptions used to calculate the fair value of options granted are evaluated and modified, as necessary, to reflect current market conditions and experience. The Company estimates the volatility of its common stock utilizing the historical re-levered volatility, re-levered to account for differences in leverage, of the Company and its peer-group. The peer-group utilized consisted of eight companies, in the same or similar industries as the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The dividend yield was based on the expectation that no dividends will be paid. The Company has never paid cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. In 2024, 2023 and 2022, the Company used a Simplified Method to estimate the expected term for the Time-Based Options, which assumes that options will be exercised early at a uniform rate over the period between vesting and the end of the contractual term, as adequate historical experience is not available to provide a reasonable estimate. For the Tier I and II Performance Options, the Company used management estimates of the performance events that trigger vesting and subsequent exercising of the options.

The following table summarizes the weighted average assumptions used to estimate the fair value of options granted during the periods presented:

	2024	2023	2022
Expected volatility (range)	43.8 - 52.5%	35.0 - 50.0%	40.0 - 50.0%
Risk free interest rate (range)	3.9 - 4.1%	4.24 - 5.52%	2.35 - 4.78%
Expected dividends	—	—	—
Average expected term (years)	6.0	0.5 - 7.5	1.0 - 7.5
Average fair value per share of time-based stock options based on the Black-Scholes-Merton model (dollars)	$6.86	$9.69	$10.08
Average fair value per share of performance stock options based on the Monte Carlo simulation (dollars)	$—	$3.10	$5.77
Weighted average fair value of options granted (in millions)	$11.40	$9.20	$7.76

12. Property and Equipment, Net

Property and equipment, net is summarized as follows (in thousands):

	December 31, 2024	December 31, 2023
Land and land improvements	$2,106	$2,106
Furniture and equipment	201,364	169,519
Software	213,358	190,295
Buildings	8,806	7,868
Leasehold improvements	65,432	56,779
Property and equipment under finance lease (Note 13)	28,357	23,453
Construction in progress	1,039	1,579
Property and equipment	520,462	451,599
Less: accumulated depreciation	339,892	276,134
Property and equipment, net	$180,570	$175,465

Depreciation expense is recorded within cost of goods, cost of services, and selling, general, and administrative expenses within our consolidated statements of operations, depending on the nature of the underlying fixed assets. Depreciation expense was $66.8 million, $57.3 million and $55.1 million for the years ended December 31, 2024, 2023 and 2022, respectively.

13. Lease Arrangements

The Company has a significant population of leases that primarily includes provider facilities and pharmacy locations, as well as office space and office equipment. The Company has real estate and equipment leases that have expiration dates through 2036. Real estate and office space leases generally contain renewal options for periods ranging from 3 to 10 years. Because the Company is not reasonably certain to exercise the renewal options on most office space and leases utilized within our Provider Services segment, the options are not considered in determining the lease term and associated potential option payments are excluded from the lease payments. Generally, for leases utilized within our Pharmacy Solutions segment, the initial lease term is equivalent to the first term plus one renewal option.

Lease expense consists of operating and finance lease costs, short-term lease costs, and variable lease costs, which primarily include common area maintenance, real estate taxes, and insurance for the Company’s real estate leases.

Lease expense is summarized as follows (in thousands):

	For the Years Ended December 31,
	2024	2023	2022
Finance leases:
Amortization of right-of-use assets	$4,293	$3,356	$3,210
Interest on lease liabilities	2,443	2,254	1,811
Operating leases:
Operating lease cost	55,110	52,226	50,142
Short-term lease cost	4,952	5,069	21,387
Variable lease cost	8,344	8,179	6,982
Total lease costs	$75,142	$71,084	$83,532

Future minimum lease payments of our leases as of December 31, 2024 are as follows (in thousands):

Fiscal Year	Finance Lease Costs	Operating Lease Costs
2025	$3,887	$49,618
2026	3,071	44,588
2027	2,305	36,137
2028	1,244	27,109
2029	513	18,087
Thereafter	174	25,786
Total future minimum lease payments	$11,194	$201,325
Less: imputed interest	1,201	32,948
Total present value of lease liabilities	$9,993	$168,377

Supplemental Cash Flow & Other Information

Supplemental cash flow information related to leases are summarized as follows (dollars in thousands):

	For the Years Ended December 31,
	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$(2,443)	$(2,254)	$(1,811)
Financing cash flows from finance leases	(4,220)	(4,082)	(2,996)
Operating cash flows from operating leases	(55,269)	(51,621)	(49,027)
Right-of-use assets obtained in exchange for new finance lease liabilities	3,171	3,726	4,365
Right-of-use assets obtained in exchange for new operating lease liabilities	38,718	35,555	37,636
Weighted-average remaining lease term (in years):
Finance leases	3.07	3.06	3.22
Operating leases	4.93	5.49	5.85
Weighted-average discount rate:
Finance leases	6.68%	7.21%	6.47%
Operating leases	6.83%	7.14%	6.47%

14. Fair Value

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

A.
Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
B.
Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).
C.
Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing, and excess earnings models).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The financial assets or liabilities recorded at fair value on a recurring basis are set forth in the table below (in thousands):

	December 31, 2024	December 31, 2023	Valuation Technique
Assets:
Interest rate swaps (Level 2)	$10,633	$24,947	A
Total assets	$10,633	$24,947

Liabilities:
Contingent consideration (Level 3)	$8,386	$5,331	C
Total liabilities	$8,386	$5,331

The fair values of our interest rate swaps are based upon Level 2 inputs, which include valuation models. The key inputs for the valuation models are quoted market prices, interest rates, forward yield curves, and credit risk adjustments that are necessary to reflect the probability of default by the counterparty or us. For disclosures about the fair value measurements of our derivative instruments, refer to Note 6.

The contingent consideration represents future earn-outs and a post-closing equity adjustment feature, both associated with acquisitions, which are recognized as part of the purchase price at the estimated fair value on the acquisition date. These liabilities are classified as accrued expenses and long-term liabilities in our accompanying consolidated balance sheets.

The fair values of the liabilities associated with future earn outs were derived using the income approach with unobservable inputs, which included future earnings forecasts and present value assumptions, and there was little or no market data (Level 3). The Company will re-assess the fair values on each reporting period thereafter until settlement.

The preliminary fair value of the liability associated with post-closing equity adjustment feature related to the Haven Hospice acquisition was derived with unobservable inputs using a Monte Carlo simulation, where the common stock price of the Company was evolved using a Geometric Brownian Motion of a period from the valuation date to the end of the fourth anniversary of closing. Estimated equity volatility was based on historical volatility, implied volatility, and peer group volatility over various periods. The Company will re-assess the fair value at each reporting period with changes in value being recorded through the consolidated statements of operations. The ultimate settlement of the liability will be through either issuance of additional equity shares and/or additional cash paid in the case of net realized losses on sales; or reduction of the outstanding balance of the seller note, in the case of net aggregate realized gain on sales up to the amounts previously paid.

The following table summarizes the changes in fair value of the Company’s contingent consideration for the years ended December 31, 2024 and 2023, as follows (in thousands):

Balance at January 1, 2023	$5,818
Additions from acquisitions	3,319
Contingent consideration payments	(3,362)
Change in fair value	(444)
Balance at December 31, 2023	$5,331
Addition of acquisition earn-out	200
Addition of post-closing equity adjustment feature	4,750
Contingent consideration payments	(4,156)
Change in fair value	2,261
Balance at December 31, 2024	$8,386

Assets Measured at Fair Value on a Non-Recurring Basis

The Company’s non-financial assets, such as goodwill and long-lived assets are adjusted to fair value when an impairment charge is recognized.

During the years ended December 31, 2024 and 2023, we recorded no goodwill impairment.

Long-lived assets include operating lease assets and definite-lived intangible assets. During the year ended December 31, 2024 and 2023, we concluded that sufficient indicators existed to require us to perform recoverability tests by comparing the sum of the estimated undiscounted future cash flows attributable to the assets to their carrying values. Approximately $4.0 million and $2.5 million of impairment charges related to definite-lived intangible assets and operating lease right-of-use assets were recorded for the years ended December 31, 2024 and 2023, respectively. The fair value of these assets at the time of impairment was determined to be zero. To determine fair value, we used the income approach, which assumes that the future cash flows reflect current market expectations. These fair value measurements require significant judgment using Level 3 inputs, such as discounted cash flows from operations, which are not observable from the market, directly or indirectly. There is uncertainty in the projected future cash flows used in the Company’s impairment analysis, which requires the use of estimates and assumptions.

If actual performance does not achieve the projections, or if the assumptions used change in the future, we may be required to recognize impairment charges in future periods.

15. Commitments and Contingencies

Legal Proceedings

On March 4, 2011, Relator Marc Silver, on behalf of the U.S. Government and various state governments, filed a complaint in the United States District Court for the District of New Jersey (“the District Court”) against PharMerica, seeking relief, with respect to alleged violations of the federal False Claims Act and state false claims acts, including three times the amount of damages to the federal government plus civil penalties and no less than a certain amount for each alleged false claim, as well as any other recoveries or relief provided for by the federal False Claims Act; damages, fines, penalties, and other recoveries or relief permitted under state false claims acts; and other forms of relief, including attorneys’ fees. The complaint alleged that, in violation of the Anti-Kickback Statute and the False Claims Act, PharMerica offered below-cost or below-fair-market-value prices on drugs in exchange for so-called preferred or exclusive provider status that would allow PharMerica to dispense drugs to patients for which PharMerica could bill federal health care program payers. The U.S. Government and state governments declined to intervene in the case.

The District Court issued an order dismissing the case in full in 2016. In 2018, however, the Third Circuit Court of Appeals issued an order reinstating the case. In April 2023, the District Court issued an order denying Relator’s motion seeking to strike portions of the opinions of PharMerica’s experts and granted in part PharMerica’s motions to exclude Relator’s experts. On June 28, 2023, the District Court issued an order setting a trial date of December 4, 2023. On November 6, 2023, the District Court denied our motion for summary judgment. On November 18, 2023, the Company agreed to settle the matter without admitting liability. On May 29, 2024, the parties entered into a final settlement agreement, which was approved by both the United States Department of Justice and the District Court. The total financial impact of the settlement is $120.0 million; $110.0 million of which was paid during the year ended December 31, 2024, with the remaining $10.0 million in accrued expenses in the consolidated balance sheet as of December 31, 2024. As of December 31, 2023, the estimated financial impact of the settlement was $115.0 million, $105.0 million of which was included in accrued expenses and $10.0 million in long-term liabilities in the consolidated balance sheet. The District Court entered an order dismissing the Silver action in its entirety, with prejudice, on July 3, 2024.

The Company is also party to various legal and/or administrative proceedings arising out of the operation of our programs and arising in the ordinary course of business. We record accruals for such contingencies to the extent that we conclude it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We do not believe the ultimate liability, if any, for outstanding proceedings or claims, individually or in the aggregate, in excess of amounts already provided, will have a material adverse effect on our consolidated financial condition, results of operations, or cash flows. It is reasonably possible that an adverse determination might have an impact on a particular period. While we believe our provision for legal contingencies is adequate, the outcome of legal proceedings is difficult to predict, and we may settle legal claims or be subject to judgments for amounts that exceed our estimates.

16. Redeemable Noncontrolling Interests

The Company has a 60% ownership interest in SHC Medical Partners LLC (“Abode Care Partners”) which meets the definition of a VIE. The Company is deemed to be the primary beneficiary of the VIE because it possesses the power to direct activities of the VIE that most significantly impact its economic performance and has the obligation to absorb losses or the right to receive benefits from the VIE that is significant to it. Through a management agreement with the entity, we manage and handle all day-to-day operating decisions for Abode Care Partners. The terms of the agreement prohibits the Company from using the assets of the entity to satisfy the obligations of other entities. The combined assets of the entity, excluding goodwill and intangible assets, are insignificant to the Company’s consolidated balance sheets.

The respective joint venture agreement contains both a put option for the minority partners and a call option for the Company, requiring or allowing the Company, in certain circumstances, to purchase the partners’ remaining interest in the joint venture at a price based on predetermined earnings multiples. Each of these options is to be triggered upon the occurrence of specified events and/or upon the passage of time. The Company calculates the redemption amount related to the Abode Care Partners options using a Monte Carlo simulation and records the amount, if any, by which the redemption amount exceeds the carrying value as a charge to accumulated deficit.

The total redeemable noncontrolling interest associated with Abode Care Partners was $3.7 million and $5.5 million as of December 31, 2024 and December 31, 2023, respectively. There was no change in the recorded redemption amount for Abode Care Partners for the years ended December 31, 2024 or 2023.

On March 1, 2024, the Company purchased the remaining 30% noncontrolling interest related to Gateway Pediatric Therapy, LLC (“Gateway”) for $5.4 million. Subsequently, the Company owns 100% of common stock in Gateway. Of the $5.4 million purchase price, $0.3 million was paid during the first fiscal quarter of 2024 and the remaining $5.1 million is recorded in trade accounts payable in the consolidated balance sheet as of December 31, 2024. As of December 31, 2023, Gateway met the definition of a VIE and the Company was deemed to be the primary beneficiary of the VIE. The total redeemable noncontrolling interest associated with the Company's 70% ownership in Gateway was $20.6 million as of December 31, 2023. The transaction was accounted for as an equity transaction with the difference between the redeemable noncontrolling interest carrying amount at the time of closing and cash consideration being recognized as an increase in additional paid-in capital of $15.0 million in the consolidated balance sheets as of the purchase date.

On August 1, 2024, the Company purchased the remaining 45% noncontrolling interest related to Harvest Grove LTC, LLC (“Harvest Grove”) for $3.8 million. Subsequently, the Company owns 100% of common stock in Harvest Grove. Of the $3.8 million purchase price, $2.0 million was paid in cash by the Company during the third fiscal quarter of 2024, and the remaining $1.8 million was paid in settled trade receivables owed to the joint venture by the minority owner. As of December 31, 2023, Harvest Grove met the definition of a VIE and the Company was deemed to be the primary beneficiary of the VIE. The total redeemable noncontrolling interest associated with the Company's 55% ownership in Harvest Grove was $1.0 million as of December 31, 2023. The transaction was accounted for as an equity transaction with the difference between the redeemable noncontrolling interest carrying amount at the time of closing and the purchase price being recognized as a decrease in additional paid-in capital of $2.5 million in the consolidated balance sheets as of the purchase date.

Income tax impacts related to the purchase of Gateway and Harvest Grove of $3.8 million were recorded to additional paid-in capital in the consolidated balance sheet for the year ended December 31, 2024.

The following table summarizes the changes in the carrying value of the Company’s redeemable noncontrolling interest (in thousands):

Balance at December 31, 2023	$27,139
Adjustment of Gateway redeemable noncontrolling interest to redemption amount	(14,981)
Adjustment of Harvest Grove redeemable noncontrolling interest to redemption amount	2,542
Purchase of Gateway redeemable noncontrolling interest	(5,400)
Purchase of Harvest Grove redeemable noncontrolling interest	(3,781)
Net loss attributable to redeemable noncontrolling interests	(1,789)
Balance at December 31, 2024	$3,730

17. Related Party Transactions

The Company was party to a Monitoring Agreement with KKR and WBA, which required payment of an aggregate advisory fee equivalent to 1% of consolidated EBITDA, payable in quarterly installments in arrears at the end of each quarter. The Monitoring Agreement terminated upon the completion of the IPO Offerings in January 2024.

Prior to the termination of the Monitoring Agreement, the Company recognized $0.7 million in monitoring and advisory fees during the first fiscal quarter of 2024 as a component of selling, general, and administrative expenses in our accompanying consolidated statements of operations compared to $5.6 million and $4.9 million for the years ended December 31, 2023 and 2022, respectively.

As a result of the termination of the Monitoring Agreement and in accordance with the agreement, the Company paid $22.7 million in termination fees to KKR and WBA. The termination fees were recognized in the first fiscal quarter of 2024 as selling, general. and administrative expense in our consolidated statement of operations.

KKR Capital Markets LLC (“KCM”), a wholly owned subsidiary of KKR, acted as an underwriter in the IPO Offerings during the first fiscal quarter of 2024 and received $7.4 million in underwriting discounts and commission. In connection with debt refinancing in 2024 and the Revolver upsize in 2023, the Company paid underwriter, arranger, and transaction fees to KCM of $3.7 million and $2.4 million, respectively. These fees are included within selling, general, and administrative expenses in our consolidated statement of operations for the years ended December 31, 2024 and 2023. There were no similar fees paid to KCM in 2022.

KKR has ownership interests in a broad range of portfolio companies, and we may enter into commercial transactions for goods or services in the ordinary course of business with these companies. We do not believe such transactions are material to our business.

The Company has agreements with WBA and/or certain of its affiliates under which the Company purchases significant volume of inventory, including a Joinder Agreement to the Pharmaceutical Purchase and Distribution Agreement (the “WBAD Membership Agreement”) between WBA and ABDC. The Company, as a third-party beneficiary to the Pharmaceutical Purchase and Distribution Agreement, has the right to participate in certain pricing and payment related terms as well as appoint WBA to negotiate certain commercial and other mutually agreed upon terms for generic pharmaceutical products in accordance with guiding principles that address topics such as improvements in pricing and notification regarding switches in suppliers. The WBAD Membership Agreement was terminated in the first fiscal quarter of 2025, and we entered into a separate agreement with ABDC.

18. Segment Information

The Company's CODM is its Chief Executive Officer, who evaluates the performance of our segments and allocates resources based on segment EBITDA. Segment EBITDA is used as the key profitability measure when we set our annual operating plan for each segment, is the metric with which our CODM assesses segment results, and is a key component of our annual variable compensation plans. Segment EBITDA is commonly used as an analytical indicator within the health care industry and is utilized in the evaluation of segment operating performance as it is a profit measure that is generally within the control of the operating segments.

For all segments, the CODM uses segment EBITDA in the annual budgeting and monthly forecasting process. The CODM considers actual-to budget and actual-to current forecast variances for segment EBITDA on a monthly basis for evaluating performance of each segment and making decisions about allocating capital and other resources to each segment.

Segment amounts exclude certain expenses not specifically identifiable to the segments for functions performed in a centralized manner, which include accounting, finance, human resources, legal, information technology, corporate office support and overall corporate management. Segment assets and capital expenditures are not provided to the Company’s CODM and, therefore, are not disclosed.

The following tables set forth information about the Company’s reportable segments, along with the items necessary to reconcile the segment information to the totals reported in the Company’s consolidated statements of operations as follows (in thousands):

	For the Year Ended December 31, 2024
	Pharmacy Solutions	Provider Services	Total Segments
Product revenue	$8,754,282	$—	$8,754,282
Service revenue	—	1,317,932	1,317,932
Cost of drugs	7,368,426	—	7,368,426
Cost of services	—	797,286	797,286
Other direct costs (1)	640,075	—	640,075
Segment selling, general, and administrative expenses (2)	462,219	340,034	802,253
Segment depreciation and amortization expense (3)	111,103	24,675	135,778
Segment EBITDA	$394,665	$205,287	$599,952

	For the Year Ended December 31, 2023
	Pharmacy Solutions	Provider Services	Total Segments
Product revenue	$6,522,450	$—	$6,522,450
Service revenue	—	1,168,566	1,168,566
Cost of drugs	5,291,630	—	5,291,630
Cost of services	—	711,304	711,304
Other direct costs (1)	549,086	—	549,086
Segment selling, general, and administrative expenses (2)	426,521	310,747	737,268
Segment depreciation and amortization expense (3)	115,749	22,897	138,646
Segment EBITDA	$370,962	$169,412	$540,374

	For the Year Ended December 31, 2022
	Pharmacy Solutions	Provider Services	Other	Total Segments
Product revenue	$5,264,423	$—	$—	$5,264,423
Service revenue	—	1,098,383	274,650	1,373,033
Cost of drugs	4,142,064	—	—	4,142,064
Cost of services	—	678,181	238,959	917,140
Other direct costs (1)	493,340	—	—	493,340
Segment selling, general, and administrative expenses (2)	398,080	288,762	16,841	703,683
Segment depreciation and amortization expense (3)	113,532	22,478	2,144	138,154
Segment EBITDA	$344,472	$153,918	$19,745	$518,135

(1)
Other direct costs primarily includes direct labor costs, delivery costs, insurance, and depreciation and amortization expense that relates to revenue-generating assets.
(2)
Segment selling, general, and administrative expense includes indirect labor costs, depreciation and amortization, insurance, rent, lease, supplies, professional services, maintenance, repairs, utilities, and communications expense.
(3)
Total segment depreciation and amortization expense is presented in other direct costs, costs of services, and segment general and administrative expenses, based on the associated asset.

	For the Years Ended December 31,
	2024	2023	2022
Reconciliation of loss:
Total Segment EBITDA	$599,952	$540,374	$518,135
Segment depreciation and amortization	135,778	138,646	138,154
Expenses not allocated at segment level:
Selling, general, and administrative expenses	329,854	321,692	198,084
Depreciation and amortization	26,366	21,911	22,179
Goodwill impairment loss	—	—	40,856
Loss on extinguishment of debt	12,726	—	—
Interest expense, net	190,546	271,899	199,813
Income tax benefit	(26,387)	(31,508)	(390)
Net loss	$(68,931)	$(182,266)	$(80,561)